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                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of May 24, 2000 among Niku Corporation, a Delaware corporation ("Parent"), Nation Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and ABT Corporation, a New York corporation (the "Company").

                                    RECITALS

         A. Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of Merger Sub with and into the Company in accordance with this Agreement, the Delaware General Corporation Law ("Delaware Law") and the New York Business Corporation Law ("New York Law"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

         B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         C. The Board of Directors of the Company has (i) determined that the Merger is consistent with and in furtherance of the long-term strategy of the Company and fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to unanimously recommend that the shareholders of the Company adopt and approve the principal terms of this Agreement and approve the Merger.

         D. The respective Boards of Directors of Parent and Merger Sub have approved this Agreement and the Merger.

         E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of the shareholders of the Company listed on Schedule 1 hereto is entering into a Support Agreement substantially in the form attached hereto as Exhibit A (the "Support Agreement").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger At the Effective Time (as defined in Section 1.2) and upon the terms and subject to the conditions of this Agreement, Delaware Law and New York Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of



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Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2 Effective Time Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than three business days, following satisfaction or waiver of the conditions set forth in Article VII, at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Certificates of Merger , in substantially the forms attached hereto as Exhibits B-1 and B-2 (collectively the "Agreement of Merger"), with the Secretaries of State of the States of Delaware and New York, respectively, in accordance with the relevant provisions of Delaware Law and New York Law (the time of acceptance by the Secretary of State of New York of the filing of the Certificate of Merger being referred to herein as the "Effective Time").

         1.3 Effect of the Merger At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and New York Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Certificate of Incorporation; Bylaws

                  (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company as amended and restated substantially in the form attached hereto as Exhibit C until thereafter amended as provided by law and such Certificate of Incorporation.

                  (b) Unless otherwise determined by Parent prior to the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 Directors and Officers The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

         1.6 Aggregate Merger Consideration; Effect on Capital Stock The aggregate number of shares of common stock of Parent ("Parent Common Stock") to be issued (including Parent Common Stock to be reserved for issuance upon exercise of any of the Company's options and warrants to be assumed by Parent) and aggregate amount of cash payable, in exchange for the acquisition by Parent of all outstanding common stock of the Company, par value $.01 per share ("Company Common Stock") and all outstanding unexpired and unexercised options and warrants to acquire Company Capital Stock (as defined in Section 2.3) shall be 4,000,000 shares (the



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"Aggregate Share Number") and $10,000,000 (less (i) the Company's transaction-related expenses for legal and accounting fees in excess of $250,000, and (ii) all investment banking fees payable in connection with the transactions contemplated by this Agreement) (the "Aggregate Cash Amount"), respectively. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of Company Capital Stock, or the holder of any options, warrants or other rights to acquire or receive shares of Company Capital Stock, the following shall occur:

                  (a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(e) and any "Dissenting Shares" (as defined and to the extent provided in Section 1.7(a))) will be canceled and extinguished and be converted automatically into the right to receive (i) that number of shares of Parent Common Stock equal to the product of (A) one share of Company Common Stock and
(B) the Common Factor (as defined in Section 1.6(b) below) (the "Common Exchange Ratio") and (ii) an amount equal to the Cash Amount Per Share (as defined in
Section 1.6(b) below), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8.

                  (b) Definitions.

                          (i) Common Factor.  The "Common Factor" shall be equal
to the number (rounded to the sixth decimal place) computed using the following formula:

                  X        =        N
                                    -
                                    D

         Where             X       =       the Common Factor

                           N       =       the Aggregate Share Number

                           D       =       the Diluted Common Shares (as defined
                                           below)

                          (ii) Diluted Common Shares. The "Diluted Common
Shares" shall mean that number equal to the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (regardless of whether such shares are unvested, subject to any right of repurchase, risk of forfeiture or other condition in favor of the Company at such time); plus (B) the number of shares of Company Common Stock issuable upon exercise of the Company U.K. Options (as such term is defined in Section 1.6(f)) outstanding at the Effective Time (regardless of whether such Company U.K. Options are vested); plus (C) the number of shares of Company Common Stock issuable in connection with any other options, warrants (including the MJS Warrant, as defined below), calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell or cause to be issued, delivered or sold any Company Capital Stock immediately prior to the Effective Time.

                          (iii) Cash Amount Per Share. The "Cash Amount Per
Share" shall be the quotient obtained by dividing (A) the Aggregate Cash Amount by (B) the Diluted Common Shares.



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                  (c) Indemnity Escrow. Ten percent (10%) (i.e., 400,000 shares)
of the Aggregate Share Number of shares of Parent Common Stock to be issued in connection with the Merger (including those shares issuable upon the exercise of the Company U.K. Options (as defined in Section 1.6(f)) and the MJS Warrant (as defined in Section 1.6(g)) (none of which shares of Parent Common Stock shall be unvested, subject to any right of repurchase, risk of forfeiture or other condition in favor of the Surviving Corporation) shall be held in escrow (the "Indemnity Escrow Amount") pursuant to Article VIII of this Agreement to compensate Parent and its affiliates (including the Surviving Corporation) for any "Losses" (as defined in Section 8.2 hereof) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (d) Merger Consideration Escrow. That number of shares of Parent Common Stock equal to: (i) ninety percent (90%) of the amount of shares of Parent Common Stock deemed as of the Effective Time to be issuable under
Section 1.6(a) of this Agreement to the holders of outstanding options to purchase Company Common Stock issued under the U.K. Share Option Subplan had such options been exercised in full without regard to any exercise or vesting schedule by the holders thereof prior to the Effective Time and to the holder of the MJS Warrant assumed by Parent had such MJS Warrant been exercised prior to the Effective Time (none of which shares of Parent Common Stock shall be unvested, subject to any right of repurchase, risk of forfeiture or other condition in favor of the Surviving Corporation) shall be held in escrow (the "Share Consideration Escrow Amount") to allow for Parent to issue shares of Parent Common Stock to the holders of outstanding options under the U.K. Share Option Subplan and to the holder of the MJS Warrant upon the exercise thereof (which ninety percent (90%), together with the remaining ten percent (10%) of Parent Common Stock held in the Indemnity Escrow Account (as defined in Section 1.8(b) below) escrowed on behalf of holders of Company U.K. Options and the holder of the MJS Warrant) shall be sufficient whether such exercise occurs through a cash exercise or a net exercise of the outstanding options and/or MJS Warrant, as the case may be) following the Effective Time of the Merger, and
(ii) an amount of cash equal to two million two hundred fifty thousand dollars ($2,250,000) (the "Cash Consideration Escrow Amount"), which amount shall be used by Parent to pay the holder of the MJS Warrant if such holder shall elect to receive $500,000 in accordance with the terms of such warrant in lieu of exercise thereof and to pay the legal and accounting fees incurred by the Company in connection with this Agreement and the Merger in excess of $250,000 and investment banking fees payable by the Company in connection with the transactions contemplated by this Agreement. The portion of the Share Consideration Escrow Amount and the Cash Consideration Escrow Amount contributed on behalf of each holder of outstanding options under the U.K. Share Option Subplan and to the holder of the MJS Warrant shall be in the respective amounts opposite each holder's name listed in a schedule to be prepared by the Company and delivered to Parent at the Closing (the "Merger Consideration Escrow Schedule"). Upon termination of the Merger Consideration Escrow (which shall terminate concurrently with the later of the termination of the termination of the U.K. Share Option Subplan and the exercise or termination of the MJS Warrant) any remaining Share Consideration Escrow Amount or Cash Consideration Escrow Amount shall be distributed to the former holders of Company Common Stock, Company U.K. Options and the MJS Warrant, pro-rata on the basis of the number of shares of Company Common Stock that each Company Shareholder or holder of Company U.K. Options or the MJS Warrant held at the Effective Time plus the number of shares of Company Common Stock that holders of Company U.K. Options and the MJS Warrant who exercised such options or warrant after the Effective Time would have received had they exercised prior to the Effective Time;



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provided, however, that upon the exercise or termination of the MJS Warrant, if earlier than the termination of the Merger Consideration Escrow, the $500,000 or the shares issuable upon exercise of the MJS Warrant, as the case may be, shall be released from the Merger Consideration Escrow and/or the Indemnity Escrow, as applicable, and distributed pro rata to the former holders of Company Common Stock and Company U.K. Options.

                  (e) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (f) Stock Options. Upon the Effective Time and subject to
Section 1.6 (c) hereof, Parent will assume the options to purchase Company Common Stock issued under the U.K. Share Option Subplan (the "Company U.K. Options" and "U.K. Share Option Subplan", respectively) and the holder of each Company U.K. Option which has not been exercised in full and is outstanding immediately prior to the Closing, shall be entitled to the following with respect to each share of Company Common Stock for which such Company U.K. Option is exercisable: (i) that number of shares of Parent Common Stock equal to the product of (A) one share of Company Common Stock and (B) the Common Factor (ten percent (10%) of which shall be subject to the Indemnity Escrow), and (ii) an amount equal to the Cash Amount Per Share less the per share exercise price payable with respect to such Company U.K. Option. The Company shall notify Parent of the amount of the aggregate exercise price payable by each holder of Company U.K. Options and provide such other information reasonably requested by Parent with respect thereto on or before the Closing. To the extent that the per share exercise price payable with respect to a Company U.K. Option exceeds the Cash Amount Per Share, the holder of such Company U.K. Option shall pay the difference in full in cash to Parent upon exercise of such Company U.K. Option.

                  (g) Warrant. To the extent the warrant to purchase up to an aggregate of 100,000 shares of Company Common Stock held by MJS Associe SA (the "MJS Warrant") remains exercisable immediately prior to the Effective Time, the MJS Warrant shall, in connection with the Merger, be assumed by Parent and
(i)(A) become exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such MJS Warrant immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock (ten percent (10%) of which shall be subject to the Indemnity Escrow) plus an amount equal to the Cash Amount Per Share, or (B) entitle the holder of the MJS Warrant to elect to receive $500,000 in accordance with the terms of the MJS Warrant, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed MJS Warrant shall be equal to the quotient determined by dividing the exercise price per share of the MJS Warrant at which it was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent.

                  (h) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such



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shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (i) Adjustments to Common Exchange Ratio. The Common Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

                  (j) Fractional Shares. No fraction of a share of Parent Common Stock will be issued at the Effective Time or upon distribution of amounts held in the Indemnity Escrow or the Merger Consideration Escrow, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder at (i) the Effective Time, (ii) upon the termination of the Merger Consideration Escrow, and (iii) upon termination of the Indemnity Escrow) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (x) such fraction, multiplied by (y) the average closing price of a share of Parent Common Stock as reported on the Nasdaq National Market for the 30-day period ending three (3) business days prior to the Closing Date.

                  (k) Assumption of Costs Associated with Workforce Actions. Upon consummation of the Merger, any expenses arising from the mutually approved Workforce Actions (as defined in Section 6.21) (including any retention packages to Continuing Employees or any severance packages to employees who are terminated) will be assumed and paid for by Parent.

         1.7 Dissenters' Rights

                  (a) Notwithstanding any provision of this Agreement to the contrary (other than Section 1.7(b)), any shares of Company Common Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with Section 623 of New York Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock and a pro-rata portion of the Aggregate Cash Amount pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by New York Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation.

                  (b) Notwithstanding Section 1.6(a) hereof, if any holder of shares of Company Common Stock who demands appraisal of such shares under New York Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and fractional shares and a pro-rata portion of the Aggregate Cash Amount as provided in Section 1.6(a), without interest thereon, upon surrender of the certificate representing such shares.

                  (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other



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instruments relating to dissenters' rights served pursuant to New York Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under New York Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

         1.8 Surrender of Certificates

                  (a) Exchange Agent. Prior to the Effective Time, Parent shall designate Harris Trust and Savings Bank to act as exchange agent (the "Exchange Agent") in the Merger and in connection with each of the Indemnity Escrow Account and the Merger Consideration Escrow Account (each as defined below).

                  (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the aggregate number of shares of Parent Common Stock issuable and the Aggregate Cash Amount and aggregate cash in lieu of fractional shares payable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock; provided, however, that, on behalf of the holders of Company Common Stock, Company U.K. Options and the MJS Warrant, and pursuant to Article VIII hereof, Parent shall (i) deposit into an escrow account (the "Indemnity Escrow Account") a number of shares of Parent Common Stock equal to the Indemnity Escrow Amount, and (ii) deposit into an escrow account (the "Merger Consideration Escrow Account") a number of shares of Parent Common Stock equal to the Share Consideration Escrow Amount and an amount of cash equal to the Cash Consideration Escrow Amount, out of the aggregate number of shares of Parent Common Stock otherwise issuable and cash payable pursuant to Section 1.6 to such shareholders, holders of Company U.K. Options and holder of the MJS Warrant. The portion of the Indemnity Escrow Amount contributed on behalf of each holder of Company Capital Stock, Company U.K. Options and the holder of the MJS Warrant shall be equal to ten percent (10%) of the number of shares of Parent Common Stock that, in each case, such holders would otherwise be entitled to receive under Section 1.6 by virtue of ownership of outstanding shares of Company Capital Stock on a fully-diluted basis.

                  (c) Exchange Procedures; Indemnity Escrow Account. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall (A) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (B) contain a market standoff agreement in the form attached as Exhibit D (the "Market Standoff Agreement") providing that
(x) Company shareholders receiving less than fifty thousand (50,000) shares of Parent Common Stock hereunder shall not sell or otherwise dispose of such shares prior to August 29, 2000, and (y) Company shareholders receiving fifty thousand (50,000) or more shares of Parent Common Stock hereunder shall not sell or otherwise dispose of such number of shares prior to August 29, 2000 and shall not sell or otherwise dispose of such shares in excess of 50,000 prior to the earlier of the five (5) month anniversary of the Closing Date and December 15, 2000, and (C) be in such form and



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have such other provisions as Parent may reasonably specify) and (ii)
instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock, if any, to be deposited in the Indemnity Escrow Fund on such holder's behalf pursuant to Article VIII hereof), plus cash in lieu of fractional shares and such holder's pro-rata portion of the Aggregate Cash Amount, in each case, in accordance with Section 1.6, to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VIII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VIII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Indemnity Escrow Amount which shall be registered in the name of the Escrow Agent. As set forth in
Section 8.2(c)(iii), such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Indemnity Escrow Fund and such shares shall be available to compensate Parent as provided in Article VIII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares plus an amount of cash equal to such holder's pro-rata portion of the Aggregate Cash Amount in accordance with Section 1.6.

                  (d) Company U.K. Option and MJS Warrant Exchange Procedures; Merger Consideration Escrow Account. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a Company U.K. Option and to the holder of the MJS Warrant written notice of the Merger pursuant to the terms and conditions specified in the U.K. Share Option Subplan and the MJS Warrant, respectively. Upon the exercise of each such Company U.K. Option and the MJS Warrant in accordance with the terms thereof, the holder of such Company U.K. Option or MJS Warrant, as the case may be, shall be entitled to receive a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Indemnity Escrow Fund on such holder's behalf pursuant to
Article VIII hereof), plus cash in lieu of fractional shares and such holder's pro-rata portion of the Aggregate Cash Amount, in each case, in accordance with
Section 1.6; provided, however, that the holder of the MJS Warrant shall be entitled to elect to receive $500,000 in accordance with the terms of such warrant in lieu of exercise thereof. As soon as practicable after the Effective Time Parent shall cause to be distributed to such holders a certificate or certificates representing that number of shares of Parent Common Stock equal to the Share Consideration Escrow Amount and Cash Consideration Escrow Amount. Until so exercised, each outstanding Company U.K. Option and the MJS Warrant that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional



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shares plus an amount of cash equal to such holder's pro-rata portion of the
Aggregate Cash Amount in accordance with Section 1.6.

                  (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

                  (f) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  (g) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock, Company U.K. Option or the MJS Warrant for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 No Further Ownership Rights in Company Capital Stock All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock, Company U.K. Options and the MJS Warrant in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, Company U.K. Options and MJS Warrant and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock, Company U.K. Options or the MJS Warrant that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.10 Lost, Stolen or Destroyed Certificates In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, and such holder's pro-rata portion of the Aggregate Cash Amount as may be required pursuant to Section 1.6; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be



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made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.11 Tax Consequences It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and this Agreement is intended to constitute a plan of reorganization for purposes of Section 368 of the Code).

         1.12 Taking of Necessary Action; Further Action If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter dated as of the date hereof and referencing a specific representation supplied by the Company to Parent as such disclosure letter may subsequently be amended solely with respect to exceptions relating to or arising from the Company's wholly owned subsidiary in France, which such amendment shall be delivered to Parent and Merger Sub not later than fourteen (14) days following the date of the execution hereof (the "Company Schedules"), as follows:

         2.1 Organization and Qualification The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of the Company's Subsidiaries (as defined in Section 2.2 below) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or chartered. The Company and each of its Subsidiaries has the corporate (or in the case of Subsidiaries that are not corporations, necessary) power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted and to perform its obligations under any Contracts (as such term is defined in Section 2.16 hereof) by which it is bound. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation (or other form of entity, as applicable) in each jurisdiction in which the failure to be so qualified or licensed would have or be reasonably likely to have a material adverse effect on the business, assets (including intangible assets), financial condition, operations, results of operations or sales prospects of the Company, taken as a whole with its subsidiaries (hereinafter referred to as a "Company Material Adverse Effect"); provided, however, that for all purposes of this Agreement, "Company Material Adverse Effect" shall not include any circumstance or event (including, without limitation, any loss of personnel, loss of customers, loss of suppliers or the delay or cancellation of any orders for products) (a) relating to the economy in general, (b) relating to the industry in which Company operates in general, (c) arising out of or resulting from the transactions contemplated by this Agreement or from the execution of the term sheet relating to the transactions contemplated by this Agreement (including, without limitation, any Workforce Actions (as defined in Section 6.21)), (d) relating to any tax or accounting consequences arising from the exercise of options to purchase Company Common Stock prior to the Effective Time, or (e) which is attributable to the announcement of this Agreement. The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws and equivalent charter documents of each of its Subsidiaries, each as amended to date, to Parent or its legal counsel. Such Articles of Incorporation and Bylaws and equivalent charter documents of each of its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent charter documents.

         2.2 Subsidiaries Except for the Subsidiaries of the Company listed on
Schedule 2.2 (collectively the "Subsidiaries" and each a "Subsidiary"), each of which is wholly owned by the Company, the Company does not have any subsidiaries or affiliated companies and does not otherwise own, directly or indirectly, any shares of capital stock or any equity, debt (other than trade debt and receivables) or similar interest in or any interest convertible, exchangeable or exercisable for any equity, debt or similar interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. The Company has not agreed nor is Company obligated to make or be bound by any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. For purposes of Sections 2.8 through
2.24 and Sections 2.26 through 2.29, references to the Company shall mean the Company and its Subsidiaries taken as a whole, and for purposes of Section 2.25, references to the Company shall mean the Company, Applied Business Technology Corporation U.K., Ltd. and Applied Business Technology Corporation France, S.A.; scheduled items are understood to reflect only those exceptions occurring for the Company, Applied Business Technology Corporation U.K., Ltd. and Applied Business Technology Corporation France, S.A.

         2.3 Company Capital Structure

                  (a) The authorized capital stock of the Company consists of 10,000, 000 shares of authorized Common Stock (the "Company Common Stock"), of which 5,226,365 shares are issued and outstanding, and 511,111 shares of authorized Preferred Stock (the "Preferred Stock") all of which shares are issued and outstanding (the Company Common Stock and Preferred Stock are referred to herein as the "Company Capital Stock"). The Company Capital Stock, including all shares subject to the Company's right of repurchase, is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.3(a). Schedule 2.3(a) also indicates for each Company shareholder whether any shares of Company Capital Stock held by such shareholder are subject to a repurchase right in favor of the Company, the lapsing schedule for any such restricted shares, including the extent to which any such repurchase right has lapsed as of the date of this Agreement and whether (and to what extent) the lapsing will be accelerated by the transactions contemplated by this Agreement. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All preferential rights of the Preferred Stock in connection with the sale of substantially all of the assets of the Company or a merger involving the Company are set forth in the Articles of Incorporation of the Company. All issued and outstanding shares of Company Capital Stock have been offered, sold and delivered by the Company in material compliance with applicable federal and state securities laws.

                  (b) The Company has reserved 2,825,000 shares of Common Stock for issuance to employees and consultants pursuant to the Employee Incentive Stock Option Plan, of which 2,580,750 shares are subject to outstanding, unexercised options, and 244,250 shares remain available for future grant. The Company has reserved 100,000 shares of Common Stock for issuance to employees and consultants pursuant to the 1998 Nonqualified Stock Option Plan, of which 30,000 shares are subject to outstanding, unexercised options and 70,000 shares remain available for future grant. The Company has reserved 450,000 shares of Common Stock for issuance to employees and consultants pursuant to the U.K. Share Option Subplan, of which 158,000 shares are subject to outstanding, unexercised options, and 292,000 shares remain available for future grant.
Schedule 2.3(b) sets forth as of April 30, 2000 for each option plan each outstanding Company stock option, including the name of the holder of such option, the status of the option as either an incentive stock option under
Section 422 of the Code or a nonstatutory stock option, the date of grant or issuance of such option, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable by the transactions contemplated by this Agreement. The Company has made available to Parent complete copies of all stock option plans pursuant to which the Company has granted such Company stock options that are currently outstanding and the form of all stock option agreements evidencing such Company stock options. Except as set forth in Schedule 2.3(b) of the Company Schedules, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company stock option as a result of the Merger.

                  (c) The Company has reserved 100,000 shares of Company Common Stock for issuance upon exercise of the MJS Warrant. Schedule 2.3(c) sets forth the name and domicile address of the holder of the MJS Warrant and exercise price of such Warrant. All issued and outstanding Company U.K. Options and the MJS Warrant have been offered, issued and delivered in material compliance with applicable federal and state securities laws and all material requirements set forth in applicable contracts, agreements and instruments. All shares of Company Common Stock subject to the issuance aforesaid, upon issuance upon the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. The holders of Company U.K. Options and the MJS Warrant have been or will be given, or shall have properly waived, any required notice prior to the Merger.

                  (d) Except for the Company U.K. Options and the MJS Warrant described in Schedules 2.3(b) and 2.3(c), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

                  (e) Except as set forth on Schedule 2.3(e) and as contemplated by this Agreement, as of the date of this Agreement there are no registration rights agreements, or voting trust, proxy or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company.

         2.4 Authority Subject only to the requisite approval of the Merger and the principal terms of this Agreement by the Company's shareholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's shareholders to duly approve the principal terms of this Agreement and the Merger is not less than two thirds (2/3) of the outstanding shares of the Company Common Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the principal terms of this Agreement and the Merger by the Company's shareholders. The Company's Board of Directors has unanimously approved the Merger and this Agreement and determined that the Merger is on terms that are fair to such shareholders. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         2.5 No Conflict Except as set forth on Schedule 2.5, subject only to the approval of the principal terms of this Agreement and the Merger by the Company's shareholders, the execution and delivery of this Agreement by the Company do not, and, as of the Effective Time, the consummation of the transactions contemplated hereby by the Company will not, conflict with, or result in any violation of, or default by the Company under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (a) any provision of the Articles of Incorporation or Bylaws of the Company, or (b) any material indenture, mortgage, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order or decree applicable to the Company or its properties, assets or Subsidiaries or any statute, law, ordinance, rule or regulation applicable to the Company or its properties, assets or Subsidiaries which would result in a material adverse effect upon the ability of the Company to consummate the Merger, or a Company Material Adverse Effect.

         2.6 Consents No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict), is required by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Certificates of Merger with the Delaware Secretary of State and the New York Secretary of State, respectively, (b) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (c) the filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (d) as set forth on Schedule 2.6, and (e) such other consents, waivers, authorizations, filings, approvals and registrations that, if not obtained or made, would not have either a Company Material Adverse Effect and/or would not prevent, alter or materially delay any of the transactions contemplated by this Agreement.

         2.7 Company Financial Statements Schedule 2.7 sets forth true and correct copies of the Company's audited balance sheets as of December 31, 1999 and as of December 31, 1998 and the related audited statement of income for the respective twelve-month periods then ended (the "Company Year-End Financials") and the Company's unaudited balance sheet as of March 31, 2000 and the related unaudited statement of income for the three-month period then ended (the "Company Interim Financials," the Company Year End Financials and the Company Interim Financials shall be collectively referred to as the "Company Financials"). The Company Financials are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and consistent with each other, except for the absence of footnotes in the case of the Company Interim Financials. The Company Financials present fairly in all material respects the financial condition and operating results of the Company and its Subsidiaries as of the dates and during the periods indicated therein (subject, in the case of the Company Interim Financials, to normal audit adjustments or to the extent that they may be condensed or summary statements). The Company's unaudited Balance Sheet as of March 31, 2000 shall be referred to herein as the "Current Company Balance Sheet."

         2.8 No Undisclosed Liabilities Except as set forth in Schedule 2.8 or as incurred in the ordinary course of business consistent with past practices, the Company does not have any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate, has not been reflected in the Current Company Balance Sheet or, if not required to be reflected in financial statements in accordance with GAAP, would have either a Company Material Adverse Effect and/or would prevent, alter or materially delay any of the transactions contemplated by this Agreement .

         2.9 No Changes Except as set forth in Schedule 2.9 or as contemplated by this Agreement, since March 31, 2000 and through the date of this Agreement, there has not been, occurred or arisen any:

                 (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

                 (b) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

                 (c) capital expenditure or capital commitment by the Company of $100,000 in any individual case or $500,000 in the aggregate (other than commitments to pay expenses incurred in connection with this transaction);

                 (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

                 (e) change in accounting methods, principles or practices (including any change in depreciation or amortization policies or rates) by the Company, except as may be required by GAAP;

                 (f) revaluation by the Company in its financial statements of any of its material assets, including, without limitation, writing down the value of capitalized inventory or writing off material notes or material accounts receivable other than in the ordinary course of business consistent with past practices;

                 (g) declaration, setting aside or payment of a dividend or other distribution with respect to any Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of any Company Capital Stock, except pursuant to any stock buy-back right of the Company under an agreement entered into by the Company with an employee of the Company;

                 (h) split, combination or reclassification of any Company Capital Stock;

                 (i) other than in the ordinary course of business consistent with past practices or in connection with the Workforce Actions or as otherwise contemplated by this Agreement, an increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, including, but not limited to, the modification of any existing compensation or equity arrangements with such individuals (which modification may include the amendment of any vesting terms related to Company U.K. Options held by such individuals), or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person; provided, however, the Company shall be able to amend its Employee Incentive Stock Option Plan, 1998 Non-Qualified Stock Option Plan and U.K. Share Option Subplan in order to provide for the "net exercise" of the options to purchase Company Common Stock outstanding thereunder;

                 (j) other than in the ordinary course of business consistent with past practices or in connection with the Workforce Actions, entering into any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound, except as set forth in Section 2.16(a);

                 (k) sale, lease, license or other disposition of any of the material assets or properties of the Company, or creation of any lien or security interest in such assets or properties except in the ordinary course of business and consistent with past practices;

                 (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others except for advances to employees for travel and business expenses or trade debt or receivables, in each case made or incurred in the ordinary course of business, consistent with past practices;

                 (m) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any material account receivable of the Company;

                 (n) except as set forth in Schedule 2.14, (i) sale by the Company of any Company Intellectual Property (as defined in Section 2.14 below) or the entering into of any material license agreement (other than end-user license agreements entered into by the Company in the ordinary course of business consistent with past practice) or distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any person or entity, (ii) the purchase or other acquisition of any Intellectual Property (as defined in Section 2.14 below) or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any person or entity other than in the ordinary course of business, consistent with past practices or (iii) the change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Company other than in the ordinary course of business, consistent with past practices;

                 (o) event or condition of any character that has or reasonably would be expected to have either a Company Material Adverse Effect and/or which would prevent, alter or materially delay the consummation of the transactions contemplated hereby; or

                 (p) agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through
(o) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

         2.10 Tax and Other Returns and Reports

                 (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                 (b) Tax Returns and Audits. Except as set forth in Schedule
2.10:

                           (i) The Company has prepared and filed all required
material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

                           (ii) The Company: (A) has paid or accrued all
material Taxes it is required to pay or accrue and (B) has withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other material Taxes required to be withheld.

                           (iii) The Company is not delinquent in the payment of
any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax.

                           (iv) No audit or other examination of any Return of
the Company is presently in progress, Company has not received any written request for such an audit or other examination, nor has Company's senior management or tax department management been notified of any request for such an audit or other examination.

                           (v) The Company has no material liabilities for
unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in the Company Financials, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Company Balance Sheet other than in the ordinary course of business consistent with past practice.

                           (vi) The Company has provided or made available to
Parent copies of all federal and state income and all state sales and use Returns for all periods since January 1, 1996 through December 31, 1998.

                           (vii) There are (and as of the Closing there will be)
no material liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable as of such time and Liens for Taxes that are being contested in good faith which are disclosed on Schedule 2.10.

                           (viii) To the Company's knowledge, there is no basis
for the assertion of any claim relating to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                           (ix) None of the Company's assets are treated as
"tax-exempt use property" within the meaning of Section 168(h) of the Code.

                           (x) There is no contract, agreement, plan or
arrangement to which the Company is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 404 of the Code.

                           (xi) The Company has not filed any consent agreement
under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                           (xii) The Company is not a party to a tax sharing or
tax allocation agreement nor does the Company owe any amount under any such agreement. The Company has not been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) for which it has not been the common parent corporation (within the meaning of Section 1504(a) of the Code) of that affiliated group.

                           (xiii) The Company is not, and has not been at any
time, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

                           (xiv) No adjustment or deficiency relating to any
Return filed or required to be filed by the Company has been proposed formally or informally by any tax authority to the Company or any representative thereof.

                           (xv) The Company utilizes the accrual method of
accounting for U.S. federal income tax purposes.

                           (xvi) The Company has not distributed the stock of
any corporation in a transaction satisfying the requirements of Section 355 of the Code. No Company Capital Stock has been distributed in a transaction satisfying the requirements of Section 355 of the Code.

         2.11 Restrictions on Business Activities There is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which the Company is a party or, to the knowledge of the Company, otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or impairing any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company as conducted on the date hereof. Except as set forth on Schedule 2.11, without limiting the foregoing, the Company has not entered into any material agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

         2.12 Title to Properties; Absence of Liens and Encumbrances

                  (a) The Company does not own any real property, nor has it ever owned any real property. Schedule 2.12(a) sets forth a list of all real property currently leased by the Company. The Company has provided or made available true and complete copies of all real property leases and amendments thereto. To the Company's knowledge , all such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default by the Company or any event which with notice or lapse of time, or both, would constitute a default by the Company, other than those which would neither have a Company Material Adverse Effect nor prevent, alter or materially delay the consummation of the transactions contemplated hereby. To the Company's knowledge , neither the operations of the Company on such real property nor such real property, including improvements thereon, violate any applicable building code, zoning requirement, or classification or pollution control ordinance or statute relating to the particular property or such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions.

                  (b) The Company has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business and reflected on the Current Company Balance sheet (except for assets and properties disposed of since March 31, 2000 in the ordinary course of business and consistent with past practices), free and clear of any Liens (as defined in Section 2.10(b)(vii)), except as reflected in the Company Financials or in Schedule 2.12(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

                  (c) All facilities, machinery, equipment, fixtures, vehicles, and other properties owned, leased or used by the Company are (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear and reasonably fit and usable for the purposes for which they are being used, except where a failure to be in such condition would not have a Company Material Adverse Effect.

                  (d) The Company has not sold or otherwise released for distribution any of its customer files and other customer information relating to the Company's current and former customers (the "Company Customer Information"). No person other than the Company possesses any claims or rights with respect to use of the Company Customer Information.

         2.13 Governmental Authorization To the Company's knowledge each material consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations") is in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets, except, in each case, as would have neither a Company Material Adverse Effect nor which would prevent, alter or materially delay the consummation of the transactions contemplated hereby. Schedule 2.13 sets forth a list of the jurisdictions in which the Company is authorized to do business. The Company is in compliance in all material respects with the terms of each Company Authorization, other than those which would not have either a Company Material Adverse Effect and/or which would not prevent, alter or materially delay the consummation of the transactions contemplated hereby.

         2.14 Intellectual Property

                  (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                           (i) "Technology" shall mean any or all of the
following: (A) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (B) inventions (whether or not patentable) and improvements; (C) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (D) databases, data compilations and collections and technical data; (E) logos, trade names, trade dress, trademarks and service marks; (F) World Wide Web addresses, domain names and sites; (G) tools, methods and processes; and (H) all instantiations of the foregoing in any form and embodied in any media.

                           (ii) "Intellectual Property Rights" shall mean any or
all of the following and all rights in, arising out of, or associated therewith:
(A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (B) all trade secrets and other rights in know-how and confidential or proprietary information; (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks"); (E) all industrial designs and any registrations and applications therefor throughout the world; (F) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (G) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (H) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

                           (iii) "Company Intellectual Property" shall mean any
Technology and Intellectual Property Rights including the Company Registered Intellectual Property Rights (as defined below) that are owned (in whole or in part) by or exclusively licensed to the Company.

                           (iv) "Registered Intellectual Property Rights" shall
mean all United States, international and foreign: (A) Patents, including applications therefor; (B) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (C) Copyrights registrations and applications to register Copyrights; (D) Mask Work registrations and applications to register Mask Works; and (E) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

                           (v) For all purposes in this Section 2.14, the term
"Company" shall be deemed to refer to both Company and any of its Subsidiaries.

                  (b) Schedule 2.14(b) lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the "Company Registered Intellectual Property Rights") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

                  (c) All necessary registration, maintenance and renewal fees in connection with each item of Company Registered Intellectual Property that have to be paid prior to the Closing Date have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights that have to be filed before the Closing Date have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. Except as set forth on Schedule 2.14(c), there are (i) no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights and (ii) no known claims against the Company in relation to Company Registered Intellectual Property Rights. In each case in which the Company has acquired any Technology or Intellectual Property Right from any person, the Company or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. If required by applicable laws and regulations, the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company with the relevant Governmental Entity, including the PTO or the U.S. Copyright Office in the United States and or their respective equivalents in any relevant foreign jurisdiction, as the case may be. Except as set forth on
Schedule 2.14(c), the Company has not claimed a particular status, including "Small Business Status," in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

                  (d) The Company has no actual knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, the Company knows of no information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property Right and the Company has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would (i) constitute fraud or a misrepresentation with respect to such application or (ii) otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

                  (e) Each item of Company Intellectual Property is free and clear of any Liens except for non-exclusive licenses and sublicenses granted in the ordinary course of business consistent with past practices. The Company is the exclusive owner or licensee of all Company Intellectual Property subject only to licenses and sublicenses granted in the ordinary course of business consistent with past practices. Without limiting the foregoing: (i) the Company is the exclusive owner of all Trademarks set forth in Schedule 2.14(b); (ii) the Company owns exclusively or has sufficient licenses to, all copyrighted works that are products of the Company; (iii) to the extent that any Patents would otherwise be infringed by any product or services of the Company, such Patents constitute Company Intellectual Property, and (iv) the Company has sufficient licenses to use any other trademarks Company uses in connection with the operation or conduct of the business of the Company.

                  (f) To the extent that any Technology owned by the Company has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or
(ii) has obtained a license (sufficient for the conduct of its business as currently conducted.

                  (g) Except as set forth on Schedule 2.14(g) and with the exception of "shrink-wrap" or similar widely-available commercial end-user licenses, all Technology used in or necessary to the conduct of Company's business as presently conducted was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company.

                  (h) The Company has taken all steps that are reasonably required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form attached hereto as Schedule 2.14(h), and all current and former employees, consultants and contractors of the Company have executed such an agreement.

                  (i) Except as set forth on Schedule 2.14(i), no person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights.

                  (j) Except as set forth on Schedule 2.14(j), the Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other person.

                  (k) Other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses and outbound licenses in the form set forth on Schedule 2.14(k), the contracts, licenses and agreements listed on Schedule 2.14(k) list all contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights. The Company is not in material breach of nor has the Company materially failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

                  (l) Schedule 2.14(l) lists all material contracts, licenses and agreements not listed in Schedule 2.14(k) between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

                  (m) To the knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

                  (n) Except as set forth on Schedule 2.14(n), the operation of the business of the Company as it currently is conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company, to the knowledge of the Company, does not and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have actual knowledge of any basis therefor).

                  (o) To the Company's knowledge, no person is infringing or misappropriating any Company Intellectual Property Right.

                  (p) No Company Intellectual Property or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

                  (q) No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company, to the Company's knowledge , constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.

                  (r) Except for Technology or Intellectual Property subject to "shrink wrap" or similar widely available commercial end user licenses and as set forth on Schedule 2.14(r), the Company Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including products, technology or services currently under development).

                  (s) Except as set forth on Schedule 2.14(s), neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in
(i) either Parent's or the Surviving Corporation's granting to any third party any additional right to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent's or the Surviving Corporation's being bound by, or subject to, any additional non-compete on the operation or scope of their respective businesses or (iii) either the Parent's or the Surviving Corporation's being obligated to pay any additional royalties or other amounts to any third party, in excess of those granted by, binding or payable by Parent or Surviving Corporation, respectively, prior to the Closing.

                  (t) All of the Company's products that are owned by and currently distributed by the Company: (i) record, store, process, calculate, exchange with other software and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products recorded, stored, processed, calculated, exchanged with other software and presented calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"); and (ii) lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. To the Company's knowledge , all of the Company's Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of the Company's business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company in the conduct of its business, or purchased by the Company from third party suppliers.

         2.15 Product Warranties; Defects; Liabilities Except, in each case as would not have a Company Material Adverse Effect, each Company product when available for distribution has been in all respects in conformity with all applicable contractual commitments and all applicable express and implied warranties. The Company does not have any liability or obligation (and to the Company's knowledge, there is no current reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability or obligation) for replacement or repair of any Company product or other damages in connection therewith except liabilities or obligations incurred in the ordinary course of business consistent with past practice which do not have a Company Material Adverse Effect. No Company product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law. Schedule 2.15 includes a copy of the standard terms and conditions of sale, license or lease for each of the Company products and copies of the Company's standard forms of merchant agreements, portal agreements and professional services agreements.

         2.16 Agreements, Contracts and Commitments Except as set forth on
Schedule 2.16(a), the Company does not have, is not a party to nor is it bound by:

                  (a) any collective bargaining agreements;

                  (b) any employment or consulting agreement, contract or commitment with any officer, director, employee (other than those employees employed outside of the United States) or member of the Company's Board of Directors, other than those that are terminable by the Company without liability of financial obligation of the Company, other than those financial obligations arising from or relating to the Workforce Actions;

                  (c) any employment or consulting agreement with an employee or individual consultant or salesperson or consulting or sales agreement, under which a firm or other organization provides services to the Company involving $100,000 or more;

                  (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (including the Workforce Actions) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (e) any fidelity or surety bond or completion bond;

                  (f) any lease of personal property having a value individually in excess of $100,000;

                  (g) any material agreement of indemnification or guaranty;

                  (h) any agreement, contract or commitment containing any covenant limiting the right of Company to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

                  (i) any agreement relating to capital expenditures and involving future payments in excess of $100,000;

                  (j) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise;

                  (k) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (g) hereof;

                  (l) any purchase order or contract involving $100,000 or more;

                  (m) any construction contracts;

                  (n) any material dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant agreement;

                  (o) any material agreement pursuant to which the Company has granted, or may be obligated to grant in the future, to any party a source-code license or option or other right to use or acquire source-code, including any material agreements which provide for source code escrow arrangements;

                  (p) any sales representative, original equipment manufacturer, value added, remarketer or other agreement for distribution of the Company's products or services or the products or services of any other person or entity;

                  (q) any agreement pursuant to which the Company has advanced or loaned any amount to any shareholder of the Company or any director, officer, employee or consultant, other than business travel advances in the ordinary course of business consistent with past practice;

                  (r) any settlement agreement that provides for continuing obligations of the Company; or

                  (s) any other agreement that involves $100,000 or more or is not cancelable without penalty within ninety (90) days.

Except as set forth on Schedule 2.16(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.16(a), Schedule 2.14(l) or
Schedule 2.14(m) (any such agreement, contract, purchase order or commitment, a "Contract"), except for any breach, violation or default which would not have either a Company Material Adverse Effect and/or which would not prevent, alter or materially delay the consummations of the transactions contemplated hereby. To the Company's knowledge, each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.16(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto except for any failure to be in full force and effect or any default, respectively, which in each such case would not have either a Company Material Adverse Effect and/or prevent, alter or materially delay the consummations of the transactions contemplated hereby.

         2.17 Change of Control Payments Schedule 2.17 sets forth each plan or agreement (other than employment agreements previously provided to Parent and the Company Option Plans) pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers, directors or employees of the Company as a result of or in connection with the Merger (other than any amounts payable arising from or relating to the Workforce Actions).

         2.18 Interested Party Transactions Except as set forth on Schedule 2.18, neither Christopher H. Murray nor Danek Bienkowski or any member of their immediate families has any direct or indirect ownership interest and, to the Company's knowledge, no officer, director or Company Affiliate (as defined under Regulation C under the Securities Act (as defined below)), nor any member of their immediate families, has any direct or indirect controlling ownership interest in any firm or corporation that competes with the Company. Neither of Messrs. Murray and Bienkowski or any member of their immediate families is directly or indirectly, nor any of said officers or directors, or any member of their immediate families, is directly or indirectly through any such controlling ownership interest, interested in any contract or informal arrangement with the Company, except for normal compensation for services as an officer, director or employee thereof. Neither of Messrs. Murray and Bienkowski or any member of their immediate families has any interest, nor any of said officers or directors or family members has any direct or indirect controlling ownership interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of the Company, except for the normal rights of a stockholder and there are no receivables of the Company owing to any of Messrs. Murray and Bienkowski or any member of their immediate families or to such officers or directors, or any members of their immediate families, other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company's established employee reimbursement policies and consistent with past practice).

         2.19 Compliance with Laws The Company is not in conflict in any material respect with, or in default or violation of any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties are bound or affected, other than those which would neither have a Company Material Adverse Effect nor prevent, alter or materially delay the consummation of the transactions contemplated hereby. To the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened against the Company, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and/or prevent, alter or materially delay the consummation of the transactions contemplated hereby.

         2.20 Litigation Except as set forth in Schedule 2.20, there is no action, suit or proceeding of any nature pending or, to the Company's knowledge, which has reasonably been threatened against the Company, its properties or any of its officers, directors or employees (in their respective capacities as such), nor, to the knowledge of the Company, is there any reasonable basis therefor. To the Company's knowledge, there is no investigation pending or which has reasonably been threatened against the Company, its properties or any of its officers, directors or employees (in their respective capacities as such) by or before any Governmental Entity. Schedule 2.20 sets forth, with respect to any pending action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

         2.21 Insurance With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds which would have a Company Material Adverse Effect. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         2.22 Minute Books The minute books of the Company made available to Parent are the only minute books of the Company and contain an accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company through the date hereof in all material respects.

         2.23 Environmental Matters Except, in each case as would not have a Company Material Adverse Effect, the Company (a) has obtained all applicable and material permits, licenses and other authorizations that are required under Environmental Laws; (b) is in compliance with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (c) is not aware of and has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability with respect to the Company or any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law; (d) to the Company's knowledge, has not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by the Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or condition in such a manner as would result in any material liability or result in any corrective or remedial action obligation; and (e) has taken all actions necessary under Environmental Laws to register any products or materials required to be registered by the Company (or any of its agents) thereunder. To the Company's knowledge, no Hazardous Materials are present in, on, under or in the vicinity of any properties owned, leased or used at any time (including both land and improvements thereon) by the Company so as to give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws. For the purposes of this Section 2.23, "Environmental Claim" means any notice, claim, act, cause of action or investigation by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials or (b) any violation, or alleged violation, of any Environmental Laws. "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

         2.24 Brokers' and Finders' Fees. Except as set forth on Schedule 2.24, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Attached to Schedule 2.24 are copies of any written agreements and the summary of terms for any oral agreements with respect to such fees.

         2.25 Employee Matters and Benefit Plans

                  (a) Definitions. With the exception of the definition of "Company Affiliate" set forth in Section 2.25(a)(i) below (such definition shall only apply to this Section 2.25), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                           (i) "Company Affiliate" shall mean any other person
or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder and include (without limitation) the Subsidiaries;

                           (ii) "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended;

                           (iii) "Company Employee Plan" shall refer to any
plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or otherwise, funded or unfunded, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Employee (as defined below), or with respect to whether the Company has or may have any liability or obligation;

                           (iv) "DOL" shall mean the United States Department of
Labor.

                           (v) "Employee" shall mean any current, former, or
retired employee, officer, director or consultant of the Company or any Company Affiliate;

                           (vi) "Employee Agreement" shall mean each management,
employment, indemnification, severance, termination, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any Company Affiliate and any Employee, as to which unsatisfied obligations of the Company of greater than $25,000 remain for the benefit of any Employee;

                           (vii) "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                           (viii) "FMLA" shall mean the Family Medical Leave Act
of 1993, as amended;

                           (ix) "IRS" shall mean the Internal Revenue Service;

                           (x) "Multiemployer Plan" shall mean any "Pension
Plan" (as defined below) which is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

                           (xi) "Pension Plan" shall refer to each Company
Employee Plan which is an "employee pension benefit plan", within the meaning of
Section 3(2) of ERISA.

                  (b) Schedule. Schedule 2.25(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, together with a schedule of all material liabilities, whether or not accrued, under each Company Employee Plan or Employee Agreement. Except as set forth in
Schedule 2.25(b), the Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement nor does it have any intention or commitment to do any of the foregoing.

                  (c) Documents. The Company has provided or made available to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement, including, without limitation, all amendments thereto,; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS, DOL or any other governmental agency with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices; (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries of for each Company Employee Plan; (xii) all discrimination tests for each Company Employee Plan for the most recent plan year; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

                  (d) Employee Plan Compliance. Except as set forth on Schedule 2.25(d), (i) the Company has performed in all material respects all obligations required to be performed by it under, to its knowledge, is not in default or violation of, and has no knowledge of any default or violation of any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction", within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company

Employee Plan that could result in a material liability to the Company or any of its Subsidiaries; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Company Affiliates (other than ordinary administration expenses typically incurred in a termination event);
(vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Company Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Company Affiliate is subject to any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Section 4975 through 4980 of the Code.

                  (e) Pension Plans. Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                  (f) Multiemployer Plans. At no time has the Company or any Company Affiliate contributed to or been requested to contribute to any Multiemployer Plan.

                  (g) No Post-Employment Obligations. Except as set forth in
Schedule 2.25(g), no Company Employee Plan provides, or reflects or represents any liability to provide, life insurance, health or other employee benefits to any person upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) or any other person would be provided with life insurance, health or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

                  (h) COBRA. Neither the Company nor any Company Affiliate has, prior to the Effective Time, materially violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women's Healthcare Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996 or any similar provisions of state law applicable to its Employees.

                  (i) Effect of Transaction.

                           (i) Except as provided in Section 1.6 of this
Agreement or as set forth on Schedule 2.25(i)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, indemnification, increase in benefits or obligation to fund benefits with respect to any Employee.

                           (ii) Except as set forth on Schedule 2.25(i)(ii), no
payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee resulting from the transactions contemplated by this Agreement or otherwise will be characterized as a "parachute payment", within the meaning of
Section 280G(b)(2) of the Code.

                  (j) Employment Matters. Schedule 2.25(j) lists all current officers, directors and employees of the Company. Except for any noncompliance or liability as would not have either a Company Material Adverse Effect and/or which would prevent, alter or materially delay the consummations of the transactions contemplated hereby, the Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees (including any immigration laws with respect to the same); (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Each person who is acting or has acted as a consultant to the Company is acting or acted as an "independent contractor" and could not, based on the facts and circumstances of his consultancy, reasonably be deemed to be or have been "employed" with the Company. Schedule 2.25(j) also sets forth all outstanding offers of employment, whether written or oral, made to any employee or prospective employee, which offer has not been rejected by the offeree.

                  (k) Labor. No work stoppage or labor strike against the Company is pending or, the Company's knowledge, has been threatened, in each case, as of the date hereof. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in
Schedule 2.25(k), as of the date hereof, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 2.25(k), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

                  (l) No Interference or Conflict. To the knowledge of the Company, no shareholder, officer, employee or consultant of the Company is obligated under any contract or agreement subject to any judgment, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business and neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

         2.26 Bank Accounts Schedule 2.26 constitutes a complete list of all the bank accounts and safe deposit boxes of the Company. All cash in such accounts is held in demand deposits and is not subject to any lien or security interest.

         2.27 Accounts Receivable The receivables shown on the Current Company Balance Sheet arose in the ordinary course of the Company's business and have been collected or represent valid and enforceable obligations of customers of the Company. The Company reasonably believes that allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP and in accordance with the past practices of the Company. The receivables of the Company arising after the date of the Current Company Balance Sheet and prior to the Closing Date arose or will arise in the ordinary course of the Company's business and have been collected or represent valid and enforceable obligations of customers of the Company. To the Company's knowledge, none of the accounts receivable of the Company is subject to any material claim of offset, recoupment, setoff or counter-claim and it has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of receivables is contingent upon the performance by the Company of any obligation or contract other than normal warranty repair and replacement. No person has any lien on any of such receivables, except as set forth on Schedule 2.27, and no agreement for deduction or discount has been made with respect to any of such receivables

         2.28 Indemnification Obligations The Company has no knowledge of any action, proceeding or other event pending or threatened against any officer or director of the Company that would give rise to any indemnification obligation of Company to its officers and directors under its Articles of Incorporation, Bylaws or any agreement between the Company and any of its officers or directors.

         2.29 Representations Complete None of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the shareholders of the Company in connection with soliciting their consent to the principal terms of this Agreement and the Merger (to the extent that such documents were prepared by or include information provided by the Company), the Form S-4 (if necessary) and the Information Statement, or Notice Materials, at the date such information is supplied, at the time of the meeting of the Company Shareholders to be held to approve this Agreement and the Merger and at the Effective Time, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary when all such documents are read together in their entirety in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading or will, in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

         3.1 Organization of Parent and Merger Sub Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would have or be reasonably likely to have a material adverse effect on the business, assets (including intangible assets), financial condition, operations or results of operations of Parent and Merger Sub, taken as a whole with their subsidiaries (a "Parent Material Adverse Effect") or the ability of either to consummate the transactions contemplated hereby. Each of Parent and Merger Sub has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to the Company. Such Certificates of Incorporation and Bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of their respective Certificate of Incorporation or Bylaws.

         3.2 Authority Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The Board of Directors of each of Parent and Merger Sub has approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

         3.3 No Conflict The execution and delivery of this Agreement do not, and, as of the Effective Time, the consummation of the transactions contemplated hereby by Parent and Merger Sub will not, conflict with, or result in any violation of, or default by Parent or Merger Sub under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (b) any material indenture, mortgage, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or on which Parent's business, financial condition, operations or prospects is substantially dependent, the breach, violation, default, termination or forfeiture of which would result in a material adverse effect upon the ability of Parent or Merger Sub to consummate the Merger, or a Parent Material Adverse Effect.

         3.4 Consents No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (a) the filing of the Certificates of Merger with the Delaware Secretary of State and New York Secretary of State, respectively, (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws, including the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the Company U.K. Options and the MJS Warrant assumed by Parent, the filing of a registration statement on Form S-8 with the SEC, or other applicable form, covering the shares of Parent Common Stock issuable upon exercise of the Company U.K. Options and the

MJS Warrant assumed by Parent, (c) such other consents, waivers, authorizations, filings, approvals and registrations that, if not obtained or made, would not have a Parent Material Adverse Effect and would not prevent, alter or materially delay any of the transactions contemplated by this Agreement, and (d) the filings required by the HSR Act.

         3.5 Parent Common Stock The shares of Parent Common Stock to be issued pursuant to the Merger, upon exercise of Company U.K. Options assumed by Parent and the conversion, if any, of the MJS Warrant hereunder will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature; provided, however, that the Parent Common Stock to be issued hereunder may be subject to restrictions on transfer under applicable federal and state securities laws.

         3.6 SEC Filings; Parent Financial Statements

                  (a) Parent has filed all forms, reports, and documents required to be filed by Parent with the SEC and has made available to the Company such forms, reports, and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof until the Closing) are referred to herein as the "Parent SEC Reports." As of their respective filing dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports. The Parent SEC Reports, this Agreement, and, if necessary, the Form S-4 (as defined in Section 4.1), the exhibits and schedules hereto, and any certificates or documents to be delivered to the Company pursuant to this Agreement, when taken together, do not and, in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements of Parent (including, in each case, the notes thereto), included in the Parent SEC Reports (the "Parent Financial Statements"), including each Parent SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal audit adjustments). There has been no change in Parent's accounting policies except as described in the notes to the Parent Financial Statements.

         3.7 Subsidiaries. Except for the Subsidiaries of Parent listed on
Schedule 3.7 (collectively the "Parent Subsidiaries" and each a "Parent Subsidiary"), each of which is wholly owned by Parent except as otherwise noted on such Schedule, neither Parent nor Merger Sub has any subsidiaries or affiliated companies and does not otherwise own, directly or indirectly, any controlling interest, directly or indirectly, in any other corporation, partnership, association, joint venture or other business entity.

         3.8 Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock, $.0001 par value per share, and 10,000,000 shares of Preferred Stock, $.0001 par value, of which there were issued and outstanding as of the close of business on May 24, 2000, 61,044,235 shares of Common Stock and no shares of Preferred Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $.001 par value per share ("Merger Sub Common Stock"), of which all 1,000 shares are issued and outstanding. All of the issued and outstanding shares of Merger Sub Common Stock are fully paid and nonassessable and are owned by Parent.

         3.9 Absence of Undisclosed Liabilities. There are no material liabilities of Parent and Merger Sub, taken as a whole with their Subsidiaries, whether or not arising in the ordinary course of business, not otherwise set forth in the Parent SEC Documents which has had would have a Parent Material Adverse Effect.

         3.10 Absence of Certain Changes. Since April 15, 2000, there has not been any change in the business, assets (including intangible assets), financial condition, operations or results of operations of Parent and Merger Sub, taken as a whole with their Subsidiaries, whether or not arising in the ordinary course of business, which has had or would have a Parent Material Adverse Effect.

         3.11 Litigation. There is no litigation pending against Parent or Merger Sub or, to the knowledge of Parent, reasonably threatened against Parent or Merger SUB, not otherwise set forth in the Parent SEC Reports that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would have a Parent Material Adverse Effect. There is no judgment, decree or order against Parent or Merger Sub, or, to the knowledge of Parent or Merger Sub, any of their respective directors, officers or employees (in their respective capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would have a Parent Material Adverse Effect.

         3.12 Brokers' and Finders' Fees. Parent has not incurred, now will it incur, directly or indirectly, any liability for brokerage of finders' fees or agents' commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

         3.13 Disclosure. As of their respective dates and as of the Effective Time or, in the case of registration statements, their effective dates, none of the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein), this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to the Company pursuant to this Agreement (to the extent that such documents were prepared by or include information provided by Parent), when taken together contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

            SECURITIES LAW COMPLIANCE; COMPANY SHAREHOLDERS' MEETING

         4.1 Preparation of Permit Application, Hearing Request, Hearing Notice; Registration on Form S-4; Notice Materials and Prospectus/Proxy Statement

         (a) California Fairness Hearing Request. As promptly as practicable after the date hereof, Parent and the Company shall prepare and file with the California Commissioner of Corporations the documents required by the California Corporate Securities Law of 1968, as amended (the "CCSL") including, but not limited to, any required "Permit Application," "Hearing Request," and "Hearing Notice," pursuant to Sections 25121 and 25142 of the CCSL (collectively, including the Information Statement (as defined below), the "Notice Materials"), in connection with the Merger, in order to perfect the exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended (the "Securities Act"). Each of Parent and the Company shall use reasonable efforts to have the Permit Application, Hearing Request and Hearing Notice approved under the CCSL as promptly as practicable after such filing. Each of Parent and the Company will promptly provide all information relating to their respective business and operations necessary for inclusion in the Notice Materials to satisfy all requirements of applicable state and federal securities laws and agree that none of the information supplied or to be supplied by it for inclusion in the Notice Materials, at the time of filing or approval thereof, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which made, not misleading. Each of Parent and the Company shall be solely responsible for any statement, information or omission in the Notice Materials relating to it or its Company Affiliates based upon written information furnished by it.

         (b) Registration on Form S-4. In the event the California Commissioner of Corporations shall not approve the Permit Application, Hearing Request or Hearing Notice, the Parent Common Stock to be issued in the Merger shall be registered under the Securities Act on Form S-4. As promptly as practicable following the date of notification following such failure to approve, Parent and the Company shall prepare and file with the SEC a Form S-4 registration statement (the "Form S-4") portions of which registration statement shall also serve as the Information Statement (the "Information Statement") and any other documents required by the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") in connection with the Merger. Each of Parent and the Company shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing including responding to any comments received from the SEC with respect thereto) and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Each of Parent and the Company will, as promptly as practicable, provide to the other copies of any written comments received from the SEC with respect to the Form S-4 and advise the other of any oral comments with respect to the Form S-4 received from the SEC. Parent shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the Parent Common Stock in the Merger. The Company shall furnish to Parent all information concerning the Company and the Company Shareholders as may be reasonably requested in connection with any action contemplated by this Section 4.2(b). No amendment or supplement to the Form S-4 will be made by Parent or the

Company without the prior approval of the other party. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction or any request by the SEC for amendment of the Form S-4 or Information Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         (c) Notice Materials; Prospectus/Proxy Statement. The Company and Parent will prepare and the Company will distribute in a timely manner for the purpose of considering and voting upon this Agreement and the Merger the Notice Materials or Prospectus/Proxy Statement in the Form S-4 ("Prospectus/Proxy Statement"), as the case may be, and the Company will, at the earliest practicable date, submit this Agreement, the Merger and related matters for the consideration and approval of the Company Shareholders, which approval will be recommended by the Company's Board of Directors and management, subject to the provisions of Section 4.2 and 6.16. Such Notice Materials or Prospectus/Proxy Settlement, as the case may be, will be distributed, in compliance with applicable law. The Company will send to its shareholders in a timely manner, for the purpose of considering and voting upon the Merger at the Shareholders Meeting, the Prospectus/Proxy Statement or Notice Materials, as the case may be. The Company will promptly provide all information relating to its business or operations necessary for inclusion in the Prospectus/Proxy Statement and/or Notice Materials, as the case may be, to satisfy all requirements of applicable state and federal securities laws. The Company shall be solely responsible for any statement, information or omission in the Prospectus/Proxy Statement and/or Notice Materials, as the case may be, relating to it or its affiliates based upon written information furnished by it.

         (d) Marketing Agreement. In the event the California Commissioner of Corporations shall not approve the Permit Application, Hearing Request or Hearing Notice, the Company shall grant to Parent exclusive distribution rights to market and sell the Company's products and Parent shall agree to assume all of the Company's actual costs associated therewith, in each case, upon terms and subject to conditions mutually satisfactory to each of Parent and the Company, which agreement will take effect upon the later to occur of (A) the filing of the Form S-4 with the SEC and (B) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act; provided, that such agreement shall terminate upon the earlier of (A) the Effective Time, and (B) the expiration or earlier termination of this Agreement.

         4.2 Meeting of Company Shareholders

                  (a) The Company will take all action necessary in accordance with New York Law and its Articles of Incorporation and Bylaws to call, notice, convene and hold a special meeting of the Company Shareholders (the "Company Shareholders' Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) no more than ten (10) days after the California Commissioner of Corporations has issued a permit declaring the Permit Application, Hearing Request and Hearing Notice with respect to the Merger effective, for the purpose of voting upon approval of this Agreement and the Merger or, if no such permit issued, as promptly as practicable after any rejection of the Notice Materials. Subject to Section 4.2(c), the Company will solicit from the Company Shareholders proxies in favor of the approval of this Agreement and the Merger, and will use its commercially reasonable efforts to take all other action necessary or advisable to secure the vote or consent of the Company Shareholders required by New York Law with respect to such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders' Meeting if as of the time for which the Company Shareholders' Meeting is originally scheduled there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders' Meeting. Subject to Section 4.2(c), the Company shall use commercially reasonable efforts to ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted prior to and separate from any meeting of the Company Shareholders at which any Acquisition Proposal (as defined in Section 6.16) or Acquisition Transaction (as defined in Section 6.16) is considered or voted upon. The Company will use its commercially reasonable efforts to ensure that all proxies solicited by the Company in connection with the Company Shareholders' Meeting are solicited in compliance with the New York Law, its Articles of Incorporation and Bylaws, and all other applicable legal requirements. The Company's obligation to call, give notice of, convene, hold and conduct the Company Shareholders' Meeting in accordance with this Section 4.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (as defined in Section 6.16) (including a Superior Offer (as defined in
Section 4.2(c)), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company to the Company Shareholders to approve this Agreement and the Merger.

                  (b) Subject to Section 4.2(c): (i) the Board of Directors of the Company shall recommend that the Company's shareholders vote in favor of and approve this Agreement and the Merger at the Company Shareholders' Meeting; (ii) the Information Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company Shareholders vote in favor of and approve this Agreement and the Merger at the Company Shareholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company Shareholders vote in favor of and approve this Agreement and the Merger.

                  (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a "Notice of Superior Offer") advising Parent that the Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer, (iii) Parent shall not have, within two business days following Parent's receipt of the Notice of Superior Offer, made an offer that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial advisor of national standing) to be at least as favorable to the Company Shareholders as such Superior Offer (it being agreed that the Board of Directors of the Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation may be required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Shareholders under applicable law and (v) the Company shall not have violated any of the restrictions set forth in Section 6.16 or this Section 4.2. The Board of Directors of the Company shall provide Parent with at least one business day prior notice (or such lesser prior notice (but not less than 24 hours) as provided to the members of the Company's Board of Directors) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 6.16) to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 4.2 shall limit the Company's obligation to hold and convene the Company Shareholders' Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withheld, withdrawn, amended or modified). For purposes of this Agreement "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of more than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of capital stock of the Company, on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on the written advice of a financial advisor of national standing) to be more favorable to the Company's shareholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not likely in the reasonable judgment of the Board of Directors of the Company to be obtained by such third party on a timely basis.

                                    ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         5.1 Conduct of Business of the Company Except as contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing, which such consent shall not be unreasonably withheld) and will cause each of its Subsidiaries to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. The Company shall promptly notify Parent of any materially negative event involving or materially adversely affecting the Company or its Subsidiaries.

         In addition, except as contemplated by the terms of this Agreement (including, without limitation, Section 6.21), without the prior written consent of Parent, which consent shall not be unreasonably withheld, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither the Company nor its Subsidiaries shall do any of the following:

                  (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any outstanding Company options or Company Common Stock subject to vesting, or reprice Company options granted under the Company option plans or authorize cash payments in exchange for any such options; provided, that the Company shall be able to amend its Employee Incentive Stock Option Plan, 1998 Non-Qualified Stock Option Plan and U.K. Share Option Subplan in order to provide for the "net exercise" of the options outstanding under each such plan to purchase Company Common Stock;

                  (b) Make any payments or enter into any commitment or transaction outside of the ordinary course of business in excess of $100,000 or in the ordinary course of business in excess of $500,000;

                  (c) Except in the ordinary course of business, modify, amend or terminate any Contract to which the Company is a party or waive, release or assign any material rights or claims thereunder; provided, that the Company shall be able to amend its Employee Incentive Stock Option Plan, 1998 Non-Qualified Stock Option Plan and U.K. Share Option Subplan in order to provide for "net exercise" exercise of the options outstanding under each such plan to purchase Company Common Stock;

                  (d) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property (other than pursuant to end-user licenses granted to customers of the Company in the ordinary course of business, provided that no such license shall (i) contain any right of refusal to the license or (ii) involve the transfer of product(s) to any person or entity in violation of applicable U.S. export laws and regulations) or enter into grants to future patent rights;

                  (e) Except in the ordinary course of business, consistent with past practices, enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

                  (f) Materially amend or otherwise modify (or agree to do so), or materially violate the terms of, any of the Contracts;

                  (g) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Company Capital Stock;

                  (h) Purchase, redeem or otherwise acquire, directly or indirectly, any Company Capital Stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

                  (i) Issue, grant, deliver, sell, pledge or authorize, or otherwise encumber or propose to do any of the foregoing, any Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (except for the issuance of any Company Capital Stock upon exercise or conversion of presently outstanding Company U.K. Options, warrants or Preferred Stock, or the grant of stock options to new employees pursuant to outstanding written offers of employment in the ordinary course of business, consistent with past practices);

                  (j) Cause or permit any amendments to its Articles of Incorporation or Bylaws or equivalent charter documents;

                  (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association, joint venture or other business organization or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business any assets in any amount, or in the ordinary course of business in an amount in excess of $250,000 in the case of a single transaction or in excess of $500,000 in the aggregate;

                  (l) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice and except for the sale, lease or disposition (other than through licensing) of a property or assets which are not material, individually or in the aggregate, to the business of Company;

                  (m) Other than pursuant to existing lines of credit in the ordinary course of business, consistent with past practices, incur individual liabilities in excess of $100,000 in any one case or $500,000 in the aggregate or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

                  (n) Other than in connection with Workforce Actions, grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof and as disclosed in the Company Schedules, or adopt any new severance plan;

                  (o) Other than in connection with Workforce Actions, adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees, except as consistent with the ordinary course of the Company consistent with past practice with employees who are terminable "at will," pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants; provided, that the Company shall be able to amend its Employee Incentive Stock Option Plan, 1998 Non-Qualified Stock Option Plan and U.K. Share Option Subplan in order to provide for the "net exercise" exercise of the options outstanding under each such plan to purchase Company Common Stock;

                  (p) Revalue on the financial books and records of the Company any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, or except as required by GAAP, make any change in accounting methods, principles or practices;

                  (q) Pay, discharge or satisfy, in an amount in excess of $250,000 (in any one case) or $500,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financials (or the notes thereto) or that arose in the ordinary course of business subsequent to March 31, 2000 or expenses consistent with the provisions of this Agreement incurred in connection with any transaction contemplated hereby;

                  (r) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

                  (s) Enter into any strategic alliance, joint development or joint marketing agreement;

                  (t) Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it, in good faith, determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit or (iii) for a breach of this Agreement;

                  (u) Materially reduce the amount of any insurance coverage provided by or fail to renew any existing insurance policies;

                  (v) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

                  (w) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (w) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         5.2 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following:

                  (a) Cause or permit any change in its capital stock which would materially adversely modify any of the rights of the Parent Common Stock;

                  (b) Dissolve, liquidate or otherwise terminate the existence of Parent;

                  (c) Cease to be a reporting company under the Securities Exchange Act of 1934, as amended, or to be authorized for listing on the Nasdaq National Market;

                  (d) Take, or agree in writing or otherwise to take, any of the actions described in Sections5.2(a) through (c) above.

         5.3 Notices. The Company shall give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act and any other applicable law in connection with the transactions provided for in this Agreement.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 Access to Information The Company and its Subsidiaries shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the properties, books, contracts, commitments and records of the Company and (b) all other information concerning the business, properties and personnel of the Company, in each case, as Parent may reasonably request. The Company agrees to provide Parent and its accountants, legal counsel and other representatives copies of internal financial statements promptly upon reasonable request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         6.2 Confidentiality The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement, dated as of February 9, 2000 (the "Confidentiality Agreement"), which confidentiality agreement will continue in full force and effect in accordance with its terms.

         6.3 Public Disclosure Unless otherwise required by law (including, without limitation, securities laws) or, as to Parent, by the rules and regulations of the Nasdaq National Market, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto (other than disclosures to Company shareholders pursuant to Section 5.2) unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

         6.4 Consents Each of the Company and Parent shall promptly apply for or otherwise seek and use its best commercial efforts to obtain all consents and approvals required to be obtained by it for the consummation of the Merger, including all consents, waivers or approvals under any of the Contracts in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger including, without limitation, approval under the HSR Act.

         6.5 Legal Conditions to the Merger Each of Parent, Merger Sub and the Company will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of or any registration, declaration or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         6.6 Best Commercial Efforts; Additional Documents and Further Assurances Each of the parties agrees to use its best commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using best commercial efforts to accomplish the following:
(a) the taking of all acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (b) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (c) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

         6.7 Notification of Certain Matters The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of the Company and Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time except as contemplated by this Agreement (including the Company Schedules) and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect any remedies available to the party receiving such notice or affect the representations, warranties, covenants or agreements of the parties or conditions to the obligation of the parties under this Agreement.

         6.8 Reorganization It is the intent of the Company, Parent, Merger Sub and the Surviving Corporation that this Merger qualifies as a tax-free reorganization under Section 368(a) of the Code, and the Company, Parent, Merger Sub and the Surviving Corporation covenant and agree not to take any actions inconsistent with such intent.

         6.9 Form S-8 Parent shall file a Registration Statement on Form S-8 with the SEC covering the shares of Parent Common Stock issuable with respect to any assumed Company U.K. Options as soon as is reasonably practicable after the Effective Time, but in not event later than twenty (20) days thereafter, and will use its reasonable best commercial efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such Company U.K. Options remain outstanding.

         6.10 Nasdaq National Market Prior to the Effective Time, Parent shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares in order to cause to be authorized for listing on the Nasdaq National Market the shares of Parent Common Stock issuable in connection with the Merger and upon exercise of the Company U.K. Options and the MJS Warrant assumed by Parent, upon official notice of issuance, and shall take all other acts as necessary or appropriate to cause such shares to become and remain so listed.

         6.11 Certain Agreements The Company will use all commercially reasonable efforts to cause all present employees and consultants of the Company who have not previously executed the Company's forms of assignments of copyrights and other intellectual property rights to the Company to execute such forms.

         6.12 Non-Competition Agreements On or before the Closing, the Company will use its reasonable best efforts to cause each Company employee who enters into an employment agreement pursuant to 6.14(e) with Parent to execute a Non-Competition Agreement substantially in the form attached hereto as Exhibit
E. The term of the Non-Competition Agreement to be entered into with Christopher
H. Murray and Danek Bienkowski shall be three (3) years.

         6.13 Blue Sky Laws Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its best commercial efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

         6.14 Employment and Benefit Arrangements

                  (a) Parent will consult with the Company with respect to determining the Company employees to be retained by Parent following the Closing; provided, however, that Parent shall make employment offers only to those Company employees as Parent determines in its business discretion and shall not have any obligation to make an offer to any particular employee or employees of the Company. Such employees of the Company who have continued as employees of Parent or the Surviving Corporation following the Closing Date are referred to hereinafter as "Continuing Employees." Terms of employment offered to Continuing Employees will include compensation (which compensation shall be paid by Parent after the Effective Time) and options to purchase Parent Common Stock, and the ability to participate in Parent employee benefit plans, commensurate with each person's education and experience levels relative to Parent's current employees, and shall be contingent upon the Closing. To the extent permissible under applicable law, including the laws of any foreign jurisdictions under which the Company's Subsidiaries are organized, employment of any Company employees by Parent or the Surviving Corporation following the Closing shall be subject to Parent's established policies generally applicable to new employees of similar education and experience level. The Company will use its best commercial efforts to cooperate with Parent to ensure that Company employees that Parent wishes to retain become employees of Parent.

                  (b) As soon as practicable after the execution of this Agreement, the Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for the Company's and its Subsidiaries' employees following the Merger. The Company and its Subsidiaries shall take such actions as are necessary to terminate such Employee Plans as are requested by Parent to be terminated, provided that those Company and Subsidiary employees who are eligible to participate in each such Employee Plan shall be provided the opportunity to participate in a substantially comparable employee benefit plan maintained by Parent.

                  (c) Upon the Closing, Parent will grant to certain of the Continuing Employees listed on a schedule to be delivered by Parent to Company at Closing, options to purchase shares of Parent Common Stock in the amounts set forth opposite the names of such Continuing Employees on such schedule.

                  (d) On the one (1) year anniversary of the Closing, Parent will issue to the persons listed on a schedule to be delivered by the Company to Parent at Closing five hundred thousand (500,000) shares of Parent Common Stock in the amounts set forth opposite the names of such persons on such schedule. At the time of issuance, such shares will be registered under the Securities Act on a registration statement on Form S-8 or such other form as may be available to Parent.

                  (e) Each of Christopher H. Murray and the Company shall use their best efforts and Parent shall use its commercially reasonable efforts to cause each of Zane Schafer, Kenneth Buchanan, Greg Jarvis and Thomas Chauchard to enter into mutually acceptable employment arrangements with Parent prior to the Closing which shall be on terms and condition consistent with compensation and other benefits and consideration given to similarly situated and qualified employees of Parent, which arrangements shall be effective at the Effective Time.

         6.15 Termination of Company Investor Rights The Company shall take such steps as may be necessary to provide for the termination as of the Closing of all Company investor rights granted by the Company to its shareholders and in effect prior to the Closing, including but not limited to rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants.

         6.16 No Solicitation

                  (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Section 9, the Company and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, Company Affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined); (ii) furnish to any person any non-public information with respect to any Acquisition Proposal; (iii) participate or engage in any discussions or negotiations with any person with respect to any Acquisition Proposal, except that the Company may inform third parties, in response to unsolicited inquiries, of the existence of these provisions; (iv) except as permitted by Section 4.2(c), approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract, agreement, agreement in principle or commitment contemplating or otherwise relating to any Acquisition Transaction (as hereinafter defined); provided, however, that prior to the approval of this Agreement and the Merger at the Company Shareholders' Meeting, this Section 6.16(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its Subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Board of

Directors of the Company reasonably concludes (based on the written advice of a financial advisor of national standing) may constitute, or may be reasonably expected to lead to, a Superior Offer if (1) neither the Company nor any representative of the Company or its Subsidiaries shall have violated any of the restrictions set forth in this Section 6.16, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action may be required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company gives Parent written notice of all of the material terms and conditions of such Acquisition Proposal and of the Company's intention to furnish nonpublic information to, or enter into discussions with, the person or group making such Acquisition Proposal, and the Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company's confidential information as the non-disclosure agreement between the Company and Parent executed prior to this Agreement, (4) the Company gives Parent at least two business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.16 by the Company.

         For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of the Company, or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 25% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

                  (b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 6.16, the Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information or any other inquiry that the Company reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request, inquiry or Acquisition Proposal, and the identity of the person or group making any such request, inquiry or Acquisition Proposal. The Company will keep Parent informed as promptly as practicable in all material respects of amendments to any such request, inquiry or Acquisition Proposal.

         6.17 Notification of Employee Problems The Company will promptly notify Parent if any of the Company's officers is notified by or has a reasonable basis to believe that any of the key employees listed in Schedule 6.17 intends to leave its employ.

         6.18 Company Dissenting Shares As promptly as practicable after the date the Information Statement is distributed to the Company's shareholders and prior to the Closing Date, the Company shall furnish Parent with the name and address of each Company shareholder who has up to such time dissented and the number of shares owned by such Company shareholder.

         6.19 Litigation The Company will notify Parent in writing promptly after learning of any material action, suit, proceeding or investigation by or before any court, board or other Governmental Entity, initiated by or against the Company or threatened against it.

         6.20 Market Standoff Agreements. At or before the Closing, (i) the Company will cause to be delivered to Parent a market standoff agreement executed by each of Christopher H. Murray, Danek Bienkowski, Greylock Limited Partnership and Dr. Lynda Bodman in the form attached as Exhibit D (the "Market Standoff Agreements"), providing that the shares of parent Company Common Stock received by such shareholders hereunder shall not be sold or otherwise disposed of prior to the earlier of (A) the (5) five month anniversary of the Closing Date, and (B) December 15, 2000 , and (ii) each of the Company and Parent agree that as a condition to receipt of shares of Parent Common Stock hereunder all other shareholders shall be required in connection with the exchange of their certificates of Company Common Stock to execute a Market Standoff Agreement to be furnished to Company shareholders in the letter of transmittal for the exchange of shares providing that such (x) Company shareholders receiving less than 50,000 shares of Parent Stock hereunder shall not sell or otherwise dispose of such shares prior to August 29, 2000 and (y) Company shareholders receiving 50,000 or more shares of Parent Common Stock hereunder shall not sell or otherwise dispose of such number of shares prior to August 29, 2000 and shall not sell or otherwise dispose of such shares in excess of 50,000 prior to the earlier of the five-month anniversary of the Closing Date and December 15, 2000.

         6.21 Workforce Costs. After the date of this Agreement in connection with the intention of Parent to reduce fixed employee expenses of the Company in an amount to be mutually agreed upon, the Company will announce to its employees whether each such employee will be retained by Parent following the Closing, and the terms of employment (including compensation, options to purchase Parent Common Stock, the ability to participate in Parent employee benefit plans or other terms as may be mutually determined and agreed upon by Parent and the Company or, alternatively, the terms of any severance packages, which offers will be made contingent, in each case, upon consummation of the Merger (such actions being referred to as "Workforce Actions"). The Workforce Actions will be effective, and Parent will be obligated to pay for all agreed costs associated with such Workforce Actions (including any retention packages to Continuing Employees or any severance packages to employees who are terminated), contingent upon consummation of the Merger. Parent will use its commercially reasonable efforts to offer severance packages to employees who are terminated pursuant to Workforce Actions which are commensurate with the services performed by such employee and duration of such employee's employment by the

Company. The Company shall not take or cause to be taken any Workforce Actions, including without limitation employee terminations and the granting of severance and stay compensation packages, without the prior written approval of Parent.

         6.22 Certain Tax Matters. (a) As the parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code, the parties intend to report the Merger as such for all income Tax reporting purposes, and (b) each party hereto shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return or any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties further agree , upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of the Company or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

         6.23 Indemnification. From and after the Effective Time, subject to any limitation imposed from time to time under applicable law, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to the indemnification provisions of the Company's Articles of Incorporation and Bylaws and any indemnification agreement with Company officers and directors to which the Company is a party, and shall not amend Article VI of the Bylaws of the surviving corporation n a manner which adversely affects any rights or protections conferred upon any officer or director of the Company thereby. Without limitation of the foregoing, for a period of five (5) years after the Effective Time, Parent shall indemnify, defend and hold harmless the officers, directors, employees and affiliates of the Company and its Subsidiaries who were such at any time prior to the Effective Time (the "Indemnified Parties") from and against all claims, losses, liabilities, damages, deficiencies, costs and expenses arising out of this Agreement or the transactions hereby to the fullest extent permitted or required under applicable law, and the Indemnified Parties shall be advanced expenses subject to a customary reimbursement agreement. All rights to indemnification existing in favor of the directors, officers, employees or affiliates of the Company as provided in the Company's Articles of Incorporation or Bylaws, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect thereafter.

         6.24 Shareholder Approval of Certain Payments and Benefits. The Company, in accordance with the provisions of Section 280G(b)(5)(A)(ii) and (B) of the Code and the U.S. treasury regulations promulgated thereunder, intends to solicit shareholder approval of certain payments and benefits (including any acceleration of options) that may constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code. In the event the requisite shareholder approval is not obtained, at least ten (10) business days prior to the Closing, the Company shall make available to Parent a list of all persons who the Company reasonably believes (i) are, with respect to the Company and as of the date of this Agreement, "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), and (ii) will be receiving payments or benefits (including acceleration of options) in connection with the

Merger including any payments or benefits as a result of termination of service following the Merger.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

         7.1 Conditions to Obligations of Each Party to Effect the Merger The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) Shareholder Approval. The principal terms of this Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the shareholders of the Company by the requisite vote under applicable law and the Company's Articles of Incorporation.

                  (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect. In the event that an injunction or other order shall have been issued, each party agrees to use its best commercial efforts to have such injunction or other order lifted.

                  (c) Closing Date Payment Schedule. Parent and the Company shall each have reviewed and approved a schedule (the "Closing Date Payment Schedule") reflecting, as of the Effective Time for each holder of Company Capital Stock, Company U.K. Options and the MJS Warrant, the number of shares of Company Capital Stock, Company U.K. Options held and number of shares into which such MJS Warrant is convertible, the aggregate number of shares of Parent Common Stock payable to such holder in the Merger, the number of such shares payable promptly after the Effective Time (in accordance with Section 1.6) and payable under the Indemnity Escrow Fund (as defined in Section 8.2(a)), and the amount of cash payable to such holder under Section 1.6 (including for any fractional shares) net of any exercise price payable by holders of Company U.K. Options.

                  (d) Permit. The California Commissioner of Corporations shall have issued a permit declaring the Permit Application, Hearing Request and Hearing Notice with respect to the Merger effective or the issuance of the Parent Common Stock in connection with the Merger shall have been registered pursuant to a Form S-4 declared effective by the SEC.

                  (e) Governmental Approval. Parent and the Company and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under the HSR Act.

                  (e) Tax Opinion. Parent and the Company shall have each received written opinions from their respective tax counsel (Fenwick & West LLP and Brobeck Phleger & Harrison LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the

Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless deem to be satisfied if counsel to the other party renders such opinion to such party (however, there being no obligation of counsel to the other party to render such opinion). The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

                  (f) Consulting Agreements. Parent and each of Chris Murray and Danek Bienkowski shall have entered into mutually acceptable one-year consulting arrangements, which shall provide in part for the payment by Parent to each of them of $2,000,000 on the one-year anniversary of the Closing Date (if each is not in material breach of any obligations he may have to Parent upon such anniversary).

         7.2 Additional Conditions to Obligations of the Company The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), with the same force and effect as if made on and as of the Closing Date, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent and the President of Merger Sub.

                  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied (which performance or compliance shall be subject to Parent's or Merger Sub's ability to cure as provided in Section 9.1(e) below) in all material respects with all covenants, obligations and conditions of this Agreement required to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent and the President of Merger Sub.

                  (c) Legal Opinion. The Company shall have received a legal opinion from Fenwick & West LLP, counsel to Parent, in form and substance reasonably satisfactory to counsel for the Company.

                  (d) No Parent Material Adverse Effect. There shall not have occurred any Parent Material Adverse Effect or event, act or omission to act with which the passage of or lapse of time would result in a Parent Material Adverse Effect and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent and the President of Merger Sub; provided, however, that a decline in the trading price of the Parent Common Stock, for whatever reason, shall not, in and of itself, constitute a Parent Material Adverse Effect.

                  (e) Nasdaq National Market. The shares of Parent Common Stock issuable in connection with the Merger and upon exercise of Company U.K. Options and the MJS Warrant assumed by Parent shall be authorized for listing on the Nasdaq National Market, upon official notice of issuance, and shall remain so listed.

         7.3 Additional Conditions to the Obligations of Parent and Merger Sub The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (including the Company Schedules) shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), with the same force and effect as if made on and as of the Closing Date; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and Chief Financial Officer of the Company (for purposes of this Section 7.3(a) only, it shall not be deemed a breach hereof if with respect to any representation or warranty in this Agreement the Company has failed in the Company Schedules to disclose in the appropriate section an exception which is otherwise disclosed in the Company Schedules and that is reasonably apparent on the face of such Company Schedules to be an exception in such other item of the Company Schedules);

                  (b) Agreements and Covenants. The Company shall have performed or complied (which performance or compliance shall be subject to the Company's ability to cure as provided in Section 9.1(d) below) in all material respects with all covenants, obligations and conditions of this Agreement required to be performed or complied with by it on or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

                  (c) Conversion of Series A Preferred Stock. The Company shall have caused all of the issued and outstanding Series A Preferred Stock of the Company to be converted into Company Common Stock after the date of this Agreement and prior to Closing pursuant to the Company's Articles of Incorporation;

                  (d) Termination of Company Stock Option Plans. The Company shall have taken such actions as may be necessary to terminate the Employee Incentive Stock Option Plan and 1998 Non-Qualified Stock Option Plan immediately after the expiration of all options granted pursuant to such plans and Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has taken such actions;

                  (e) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 2.6.

                  (f) Legal Opinion. Parent shall have received a legal opinion from Brobeck, Phleger & Harrison, LLP, legal counsel to the Company, in form and substance reasonably satisfactory to counsel for Parent.

                  (g) No Company Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect or event, act or omission to act with which the passage of or lapse of time would result in a Company Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company on behalf of the Company and its Subsidiaries.

                  (h) Dissenters' Rights. Holders of not more than nine percent (9%) of the outstanding shares of Company Capital Stock shall have exercised, nor shall they have any rights or continued right to exercise, dissenters' rights under New York Law with respect to the transactions contemplated by this Agreement.

                  (i) Termination of Company Investor Rights. Parent shall have been furnished evidence satisfactory to it that all investor rights granted by the Company to its shareholders (and by one or more shareholders to one or more other shareholders) and in effect prior to the Closing, including but not limited to rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of the Closing.

                  (j) Indemnity Escrow Schedule. The Company shall have prepared and delivered to Parent the Indemnity Escrow Schedule (as defined in Section 8.2 hereof).

                  (k) Merger Consideration Escrow Schedule. The Company shall have prepared and delivered to Parent the Merger Consideration Escrow Schedule (as defined in Section 1.6(d) hereof).

                  (l) Non-Competition Agreements. Each of Christopher H. Murray and Danek Bienkowski shall have executed and delivered to Parent the Non-Competition Agreements required by Section 6.12 hereof.

                  (m) Resignations. The directors and officers of the Company in office immediately prior to the Effective Time of the Merger shall have resigned as directors and officers of the Company effective as of the Effective Time of the Merger.

                  (n) Workforce Actions. The Company shall have effected the Workforce Actions contemplated by Section 6.21 hereof.

                  (o) Market Standoff Agreements. The Market Standoff Agreements as required by Section 6.20 hereof shall have been executed and delivered to Parent by each of Christopher H. Murray, Danek Bienkowski, Greylock Limited Partnership and Dr. Lynda Bodman.

                                  ARTICLE VIII

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

         8.1 Survival of Representations and Warranties All of the Company's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules) shall survive the Merger and continue until 5:00 p.m.,

California time, on the date which is eighteen months following the Closing Date (the "Expiration Date").

         8.2 Indemnity Escrow Arrangements

                  (a) Indemnity Escrow Fund. At the Effective Time the Company's shareholders, Company U.K. Option holders and MJS Warrant holder will be deemed to have received and deposited with the Escrow Agent (as defined below) the Indemnity Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time) without any act of any shareholder. As soon as practicable after the Effective Time, the Indemnity Escrow Amount, without any act of any Company shareholder, Company U.K. Option holder or the MJS Warrant holder will be deposited with Chase Manhattan Bank and Trust Company, N.A. (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 8.2(h) below)) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Indemnity Escrow Fund") to be governed by the terms set forth herein. The portion of the Indemnity Escrow Amount contributed on behalf of each shareholder of the Company, holder of Company U.K. Options and the holder of the MJS Warrant shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under Sections 1.6(a), (f) and (g) and shall be in the respective share amounts and percentages listed opposite each holder's name listed in a schedule to be prepared by the Company and delivered to Parent at Closing (the "Indemnity Escrow Schedule"). The Indemnity Escrow Fund shall be available to compensate Parent and its affiliates (including the Surviving Corporation) for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and reasonable expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") actually incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained herein (or in any certificate, instrument, schedule or document attached to this Agreement and delivered by the Company in connection with the Merger) or (ii) any failure by the Company to perform or comply with any covenant or obligation contained herein; provided that such claims must be asserted on or before 5:00 p.m. (California Time) on the Expiration Date. Except as otherwise provided herein, Parent may not receive any shares from the Indemnity Escrow Fund unless and until Officer's Certificates (as defined in Section 8.2(d) below) identifying Losses, the aggregate amount of which exceed $1,000,000 (except in the case of Losses arising from intentional fraud, willful misconduct or any breach or inaccuracy of Section 2.3, as to which such threshold shall not apply), have been delivered to the Escrow Agent as provided in paragraph (d) and such amount is determined pursuant to this Article VIII to be payable; in such case, Parent may recover shares from the Indemnity Escrow Fund equal in value to all indemnified Losses (including any Losses within the $1,000,000 threshold) for which there is no objection or any objection had been resolved in accordance with the provisions of this Article VIII. For purposes of this Article VIII, the phrases "Company shareholders" and "shareholders of the Company" shall refer to the shareholders and option holders of the Company immediately prior to the Effective Time.

                  (b) Indemnity Escrow Period; Distribution upon Termination of Indemnity Escrow Period. Subject to the following requirements, the Indemnity Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the "Indemnity Escrow Period"); provided, however, that the Indemnity Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Indemnity Escrow Fund is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 8.2(g) hereof, to satisfy any unsatisfied claims concerning facts and circumstances asserted prior to the termination of such Indemnity Escrow Period specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, as evidenced by written memorandum of the Securityholder Agent and Parent, the Escrow Agent shall deliver to the shareholders of the Company the remaining portion of the Indemnity Escrow Fund not required to satisfy such claims; provided, however, the Escrow Agent shall release to the shareholders of the Company (i) on the one-year anniversary of the Closing Date, such portion of the Indemnity Escrow Fund that is in excess of the amount in dispute of any unsatisfied claims asserted as of such date, not to exceed fifty percent (50%) of the Escrow Amount and (ii) on the Expiration Date such portion of the Escrow Fund that is in excess of the amount in dispute of any unsatisfied claims asserted as of the Expiration Date. Upon the resolution of any such disputes or satisfaction of any such claims, the remaining portion of the Indemnity Escrow Fund shall be promptly released. Deliveries of Indemnity Escrow Amounts to the shareholders of the Company, holders of Company U.K. Options and the holder of the MJS Warrant pursuant to this Section 8.2(b) shall be made in proportion to their respective original contributions to the Indemnity Escrow Fund (as set forth on the Indemnity Escrow Schedule). At all times during the Indemnity Escrow Period, the Company shareholders and the holders of the Company U.K. Options and the MJS Warrant, upon conversion thereof, shall be deemed to be the record holders of their respective amounts of the Parent Common Stock comprising the Indemnity Escrow Amount. Securityholder Agent (as defined below) shall provide to the Escrow Agent a current schedule of names and addresses of the Company shareholders, Company Option holders and the holder of the MJS Warrant and such persons' pro rata shares of the Indemnity Escrow Amount prior to the date of distribution of the Indemnity Escrow Amount.

                  (c) Protection of Indemnity Escrow Fund.

                           (i) The Escrow Agent shall hold and safeguard the
Indemnity Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Indemnity Escrow Fund only in accordance with the terms hereof.

                           (ii) Any shares of Parent Common Stock or other
equity securities issued or distributed by Parent (including shares issued upon a stock split or stock dividend) ("New Shares") in respect of Parent Common Stock in the Indemnity Escrow Fund which have not been released from the Indemnity Escrow Fund shall be added to the Indemnity Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Indemnity Escrow Fund shall not be added to the Indemnity Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock shall not be added to the Indemnity Escrow Fund but shall be distributed to the recordholders thereof.

                           (iii) Each Company shareholder shall be deemed the
record holder of, and shall have voting, dividend, distribution and all other rights with respect to the shares of Parent Common Stock contributed to the Indemnity Escrow Fund by such shareholder (and on any voting securities and other equity securities added to the Indemnity Escrow Fund in respect of such shares of Parent Common Stock).

                  (d) Claims Upon Indemnity Escrow Fund.

                           (i) Upon receipt by the Escrow Agent at any time on
or before the Expiration Date of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, and the nature of the misrepresentation, breach of warranty, covenant or obligation to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.2(f) and (g) hereof, deliver to Parent out of the Indemnity Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Indemnity Escrow Fund in an amount equal to such Losses.

                           (ii) For the purposes of determining the number of
shares of Parent Common Stock to be delivered to Parent out of the Indemnity Escrow Fund pursuant to Section 8.2(d)(i) hereof, the shares of Parent Common Stock shall be valued at the average of the closing prices of Parent's Common Stock on the Nasdaq Stock Market for the thirty (30) consecutive trading days ending three days prior to the Closing Date. Parent and the Securityholder Agent shall certify such determined value in a certificate signed by both Parent and the Securityholder Agent, and shall deliver such certificate to the Escrow Agent. The Securityholder Agent shall have the right to pay any identifiable Losses owed to Parent hereunder in cash, in lieu of having the Escrow Agent release the number of shares of Parent Common Stock in satisfaction of such claim, and upon the Escrow Agent receiving cash in an amount of the indemnifiable Losses, the Escrow Agent shall release to the shareholders that number of shares as it would have released to Parent hereunder in satisfaction of such claim.

                  (e) Transfers.

                           (i) In the event funds transfer instructions are
given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the person or persons designated on Exhibit F hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

                           (ii) It is understood that the Escrow Agent and the
beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank, or an intermediary bank designated.

                           (iii) Each party hereto and Company shareholder,
except the Escrow Agent, shall provide the Escrow Agent with its Tax Identification Number (TIN) as assigned by the Internal Revenue Service. All interest or other income earned under the Indemnity Escrow Fund shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

                  (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, Parent shall deliver a duplicate copy of such certificate to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall not deliver to Parent any Escrow Amounts pursuant to Section 8.2(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Indemnity Escrow Fund in accordance with Section 8.2(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

                  (g) Resolution of Conflicts; Arbitration.

                           (i) In case the Securityholder Agent shall so object
in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Indemnity Escrow Fund in accordance with the terms thereof.

                           (ii) If no such agreement can be reached after good
faith negotiation, and in any event not later than sixty (60) days after receipt of the written objection of the Securityholder Agent, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten years relevant experience. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.2(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Indemnity Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                           (iii) Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco, California under the rules then in effect of the Judicial Arbitration and Mediation Services, Inc. For purposes of this Section 8.2(g), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent the sum of one-half (_) or less of the disputed amount plus any amounts not in dispute; otherwise, the shareholders of the Company as represented by the Securityholder Agent shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration, independent of the Indemnity Escrow Fund.

                  (h) Securityholder Agent of the Shareholders; Power of
Attorney.

                           (i) In the event that the Merger is approved,
effective upon such vote, and without further act of any shareholder, Christopher H. Murray shall be appointed as agent and attorney-in-fact (the "Securityholder Agent") for each shareholder of the Company (except such shareholders, if any, as shall have perfected their dissenters' rights under New York Law), for and on behalf of shareholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Indemnity Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the shareholders of the Company from time to time upon not less than twenty (20) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Indemnity Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Indemnity Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the shareholders of the Company.

                           (ii) The Securityholder Agent shall not be liable to
any party for damages, losses or expenses for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The shareholders of the Company on whose behalf the Escrow Amount was contributed to the Indemnity Escrow Fund shall jointly and severally, except for gross negligence or willful misconduct on the part of the Securityholder Agent, indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the

Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

                           (iii) The Securityholder's Agent shall have
reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Securityholder's Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                  (i) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the shareholders for whom a portion of the Indemnity Escrow Amount otherwise issuable to them are deposited in the Indemnity Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and the Escrow Agent and Parent may rely upon any such written decision, consent or instruction of the Securityholder Agent as being the decision, consent or instruction of each and every such shareholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, consent or instruction of the Securityholder Agent.

                  (j)      Third-Party Claims.

                           (i) If any third party shall notify Parent or its
affiliates with respect to any matter (hereinafter referred to as a "Third Party Claim"), which may give rise to a claim by Parent against the Indemnity Escrow Fund, then Parent shall give notice to the Securityholder Agent within thirty
(30) days of Parent becoming aware of any such Third Party Claim or of facts upon which any such Third Party Claim will be based setting forth such material information with respect to the Third party Claim as is reasonably available to Parent; provided, however, that no delay or failure on the part of Parent in notifying the Securityholder Agent shall relieve the Securityholder Agent and the Company shareholders from any obligation hereunder unless the Securityholder Agent and the Company shareholders are thereby materially prejudiced (and then solely to the extent of such prejudice). The Securityholder Agent and the Company shareholders shall not be liable for any attorneys fees and expenses incurred by Parent prior to Parent's giving notice to the Securityholder Agent of a Third Party Claim.

                           (ii) In case any Third Party Claim is asserted
against Parent or its affiliates, and Parent notifies the Securityholder Agent thereof pursuant to Section 8.2(j)(a) hereinabove, the Securityholder Agent and the Company shareholders will be entitled, if the Securityholder Agent so elects by written notice delivered to Parent within 30 days after receiving Parent's notice, to assume the defense thereof, at the expense of the Company shareholders independent of the Indemnity Escrow Fund, with counsel reasonably satisfactory to Parent so long as:

                                    (A) Parent has reasonably determined that
Losses which may be incurred as a result of the Third Party Claim do not exceed either individually, or when aggregated with all other Third Party Claims, the total dollar value of the Indemnity Escrow Fund determined in accordance with
Section 8.2(d)(ii) hereof;

                                    (B) the Third Party Claim involves only
money damages and does not seek an injunction or other equitable relief;

                                    (C) settlement of, or an adverse judgment
with respect to, the Third Party Claim is not, in the good faith judgment of Parent, likely to establish a precedential custom or practice materially adverse to the continuing business interests of Parent; and

                                    (D) counsel selected by the Securityholder
Agent is reasonably acceptable to Parent.

         If the Securityholder Agent and the Company shareholders so assume any such defense, the Securityholder Agent and the Company shareholders shall conduct the defense of the Third Party Claim actively and diligently. The Securityholder Agent and the Company shareholders shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Parent and/or its affiliates, as applicable, which shall not be unreasonably withheld.

                           (iii) In the event that the Securityholder Agent
assumes the defense of the Third Party Claim in accordance with Section 8.2(j)(ii) above, Parent or its affiliates may retain separate counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel shall be at the expense of Parent. Parent or its affiliates will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Securityholder Agent. Parent will cooperate in the defense of the Third Party Claim and will provide full access to documents, assets, properties, books and records reasonably requested by Securityholder Agent and material to the claim and will make available all officers, directors and employees reasonably requested by Securityholder Agent for investigation, depositions and trial.

                           (iv) In the event that the Securityholder Agent fails
or elects not to assume the defense of Parent or its affiliates against such Third Party Claim, which Securityholder Agent had the right to assume under
Section 8.2(j)(ii) above, Parent or its affiliates shall have the right to undertake the defense and Parent shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Securityholder Agent. In the event that the Securityholder Agent is not entitled to assume the defense of Parent or its affiliates against such Third Party Claim pursuant to Section 8.2(j)(ii) above, Parent or its affiliates shall have the right to undertake the defense, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate (and Parent or its affiliates need not consult with, or obtain any consent from, the Securityholder Agent in connection therewith); provided, however, that except with the written consent of the Securityholder Agent, no settlement of any such claim or consent to the entry of any judgment with respect to such Third Party Claim shall alone be determinative of the validity of the claim against the Indemnity Escrow Fund. In each case, Parent or its affiliates shall conduct the defense of the Third Party Claim actively and diligently, and the Securityholder Agent and the Company shareholders will cooperate with Parent or its affiliates in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by Parent and material to the claim and will make available all individuals reasonably requested by Parent for investigation, depositions and trial.

                  (k) Escrow Agent's Duties.

                           (i) The Escrow Agent shall be obligated only for the
performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent and agreed to and signed by the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                           (ii) The Escrow Agent is hereby expressly authorized
to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                           (iii) The Escrow Agent shall not be liable in any
respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                           (iv) The Escrow Agent shall not be liable for the
expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                           (v) In performing any duties under the Agreement, the
Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any written instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                           (vi) If any controversy arises between the parties to
this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the

Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                           (vii) Parent and the Surviving Corporation agree
jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

                           (viii) The Escrow Agent may resign at any time upon
giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best commercial efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

                           (ix) Anything in this Agreement to the contrary
notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                           (x) It is further understood that any corporation
into which the Escrow Agent is its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

                  (l) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys' fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

                  (m) Maximum Liability and Remedies. Except for intentional fraud, willful misconduct or the failure of any representation or warranty set forth in Section 2.3 of this Agreement to be true and accurate, (i) the rights of Parent to make claims upon the Indemnity Escrow Fund in accordance with this
Article VIII shall be the sole and exclusive remedy of Parent and the Surviving Corporation after the Closing with respect to any representation, warranty, covenant or obligation made by the Company under this Agreement and (ii) no former shareholder, option holder, warrant holder, director, officer, employee or agent of the Company shall have any personal liability to Parent or the Surviving Corporation after the Closing in connection with the Merger.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination Except as provided in Section 9.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing
Date:

                  (a) by mutual written consent duly authorized by the Board of Directors of the Company and Parent;

                  (b) by either Parent or the Company if: (i) the Closing Date has not occurred by November 15, 2000 (provided that the right to terminate this Agreement under this clause 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date and such action or failure constitutes a breach of this Agreement); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger (provided, that the party seeking to terminate this Agreement under this clause 9.1(b)(ii) shall have used all best commercial efforts to remove such order; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

                  (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any material portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any material portion of the business or assets of the Company or Parent;

                  (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 7.3(a) or 7.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company prior to November, 2000 through the exercise of its reasonable best commercial efforts, then for so long as the Company continues to exercise such reasonable best commercial efforts Parent may not terminate this Agreement under this Section 9.1(d) unless such breach is not cured prior to November, 2000 (but no cure period shall be required for a breach which by its nature cannot be cured);

                  (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 7.2(a) or 7.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub prior to November, 2000 through the exercise of its reasonable best commercial efforts, then for so long as Parent or Merger Sub continues to exercise such reasonable best commercial efforts the Company may not terminate this Agreement under this Section 9.1(e) unless such breach is not cured prior to November, 2000 (but no cure period shall be required for a breach which by its nature cannot be cured).

         Where action is taken to terminate this Agreement pursuant to Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         9.2 Effect of Termination Any termination of this Agreement under
Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (a) as set forth in this Section 9.2 and Article X (general provisions, including expenses), each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement.

         9.3 Amendment Except as is otherwise required by applicable law, prior to the Closing, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent and the Company.

         9.4 Extension; Waiver At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 Notices All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Merger Sub, to:

                           Niku Corporation
                           303 Main Street
                           Redwood City, California 94063
                           Attention:       John Danforth, Esq.
                           Telephone:       (650) 298-3136
                           Facsimile:       (650) 298-

                  with a copy to:

                           Fenwick & West LLP
                           Two Palo Alto Square
                           Palo Alto, California 94306
                           Attention:       John W. Kastelic, Esq.
                           Telephone:       (650) 494-0600
                           Facsimile:       (650) 494-1417

                  (b)      if to the Company, to:

                           ABT Corporation
                           361 Broadway, Suite 400
                           New York, New York 10013
                           Attention:       Christopher H. Murray
                           Telephone:       (212) 219-8900
                           Facsimile:       (212) 219-3850

                  with a copy to:

                           Brobeck, Phleger & Harrison LLP
                           1633 Broadway, 47th Floor
                           New York, New York 100xx
                           Attention:       Eric Simonson, Esq.
                           Telephone:       (212) 581-1600
                           Facsimile:       (212) 586-7878

                  (c)      if to the Securityholder Agent:

                           Christopher H. Murray
                           76 Laight Street
                           New York, New York 10013
                           Telephone:       (212) 431-5734
                           Facsimile:       (212) 925-2398

                  (d)      if to the Escrow Agent:

                           Chase Manhattan Bank and Trust Company, N.A.
                           101 California Street, Suite 2725
                           San Francisco, California  94111
                           Attention:       Mitch Gardner
                           Telephone:       (415) 954-9561
                           Facsimile:       (415) 693-8850

         10.2 Expenses

                  (a) In the event the Merger is not consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

                  (b) Subject to the provisions of Section 8.2, in the event the Merger is consummated, the Surviving Corporation shall be responsible for the payment of all Third Party Expenses, including Third Party Expenses incurred by the Company.

         10.3 Interpretation The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.4 Counterparts This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         10.5 Entire Agreement; Assignment Except for the Confidentiality Agreement, this Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein:
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder except for the shareholders of the Company, holders of Company U.K. Options and the holder of the MJS Warrant and the directors and officers of the Company (but only with respect to Section 6.23 hereof); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

         10.6 Severability In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         10.7 Other Remedies Except as otherwise provided herein (including as set forth in Section 8.2(m)), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         10.8 Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         10.9 Rules of Construction The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         10.10 Specific Performance The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Securityholder Agent (as to matters set forth in Article VIII only) and the Escrow Agent (as to matters set forth in Article VIII only) have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

NIKU CORPORATION                          ABT CORPORATION
A DELAWARE CORPORATION                    A NEW YORK CORPORATION


By:  /S/ Harold Slawik                    By:  /S/  Christopher H. Murray
     ---------------------------               --------------------------------
Title:  Senior Vice President             Title:  President



CHRISTOPHER H. MURRAY                     NATION ACQUISITION CORPORATION
("SECURITYHOLDER AGENT")                  A DELAWARE CORPORATION


By:  /S/ Christopher H. Murray            By:  /S/ Harold Slawik
   -----------------------------              ---------------------------------
                                          Title:  President



ESCROW AGENT

CHASE MANHATTAN BANK AND TRUST COMPANY, N.A.

By:  /S/  Mitch Gardner
    ----------------------------
Title: Assistant Vice President
      --------------------------